Exhibit 10.32
(ENGLISH TRANSLATION)
Buenos Aires, 23rd August, 2010
Messers.
María Luisa Bárbara Miguens
Carlos José Miguens
Cristina Teresa Miguens
Diego Fernando Miguens
Dear Sirs,
     As a result of the negotiations between the parties, we are pleased to send you this offer to purchase 100% of the outstanding shares of Dinaluca S.A. (the “Offer”).
     In this respect, this Offer includes the mutual understanding reached by the parties in relation to the possible acquisition by Kadesh Hispania, S.L. and Leterton España, S.L. (the “Purchasers”) of a hundred (100) percent of the issued, paid-in and outstanding stock capital (the “Stocks”) of Dinaluca S.A., a Sociedad Anónima [type of stock company] duly organized in the City of Buenos Aires, which transformation into Sociedad Anónima was registered at the Inspección General de Justicia [Argentine Superintendence of Business Organizations] on February 15th, 1984, under No. 520, Book 99, Volume A of Sociedades Anónimas [type of stock companies] (the “Company”), which is also the only owner of “Doña María” Ranch located in the department of Berón de Astrada, Province of Corrientes, Argentine Republic (the “Ranch”).
     This Offer will be deemed accepted by the Sellers if, within 5 days from the date hereof, the Sellers sign and deliver to the Company the notifications set forth in Section 215 of the Ley de Sociedades [Business Organizations Law] referred to in Article 2.02 (a) (1) of this Offer.
     Should the period hereinabove specified elapse without the acceptance of the Offer in the way previously established, this Offer will become completely void and the Parties will have no right to any claim whatsoever.
     Should the Offer be accepted, it will be ruled by the following terms and conditions:

SECTION ONE
STOCK PURCHASE AGREEMENT AND
ASPECTS RELATED TO DEFENSE OF COMPETITION
AND SECURITY AREAS.
ARTICLE 1.01. Stock Purchase Agreement.
Pursuant to the terms and conditions of this Offer, the Sellers transfer, assign and deliver to the Purchasers on the Closing Date, free from any Encumbrance, the totality of the Stocks, together with absolutely all of the rights — either present or future — which may correspond and which, without limitation, are described in items (i) and (vi) of this Article 1.01 and the Purchasers agree to purchase and receive the Stocks and pay in consideration the Purchase Price indicated in Article 1.02, in agreement with the provisions thereof:
(i) all the Sellers’ rights regarding the irrevocable capital contributions made to the Company and non-capitalized on the Closing Date, including (without limitation) the irrevocable contributions reflected in the statements of progress of shareholder’s equity of the 2009/10 Balance Sheet (as defined below);
(ii) all the rights to retain earnings in the Company as of the Closing Date and unallocated as of the Closing Date (including the results accrued in the fiscal year starting 1st July, 2010) and, in general, any other item which may or might give rise to the issue of paid-up stocks;
(iii) all the rights in connection with the subscription of Stocks corresponding to subscriptions offered by the Company as of the Closing Date;
(iv) all the rights to receive the stocks, subscribed before or issued on the Closing Date by the Company;
(v) all the rights to stock distributions declared by the Company before the Closing Date, as capitalization of capital adjustment accounts or reserves or any other reason, and distributed or undistributed as of the Closing Date; and
(vi) all the other ways of allocation determined by the Company as of the Closing Date for capital reduction, share premium distributions or any other reasons, and undistributed as of the Closing Date.

A description of the ownership of the Sellers’ Stocks is herein attached as Annex 1.01.
ARTICLE 1.02. Purchase Price.
(a) The total purchase price of the Stocks (the “Purchase Price”) shall be TWENTY MILLION FIVE HUNDRED THOUSAND US DOLLARS (US$20,500,000) which shall be paid and adjusted as follows:
     (i) upon the Closing Date the Purchasers shall pay to the Sellers the sum of EIGHT MILLION TWO HUNDRED SEVENTY ONE THOUSAND TWO HUNDRED FIFTY FIVE DOLLARS AND THIRTY THREE CENTS (US$8,271,255.33) of the Purchase Price (the “Payment upon closing”), plus more or less the Payment upon closing Adjustment (pursuant to the provisions of Articles 1.03 (d), 1.03(g) and 1.03 (h)). The Payment upon closing shall be paid on the Closing Date by wire transfer to the Sellers’ accounts overseas which are detailed in Annex 1.02(a)(i) (such accounts being referred to hereinafter the “Sellers’ Bank Accounts”);
     (ii) upon the first anniversary of the Closing Date, the Purchasers shall pay the Sellers altogether in the Sellers Bank Accounts (or in those other accounts overseas which the Sellers may have notified in writing to the Purchasers no less than 10 days before the maturity date), the amount of SIX MILLION US DOLLARS (US$6,000,000) of the Purchase Price, taking away the amounts corresponding to the Consented Deductions from the Purchase Price, which discount the First Price Balance, and the Controverted Balance which should be paid in the Guarantee Account pursuant to the provisions of Article 5.04 (i) (the “First Price Balance”). The First Price Balance shall be paid by wire transfer to the Sellers Bank Accounts (or to those other overseas accounts which the Sellers may have notified in writing to the Purchasers no less than 10 days before the maturity date) in the same percentages applicable to the Payment on Closing.
     (iii) Upon the second anniversary of the Closing Date, the Purchasers shall pay the Sellers altogether in the Sellers Bank Accounts (or in those other overseas accounts which the Sellers may have notified in writing to the Purchasers no less than 10 days before the maturity date), the sum of SIX MILLION TWO HUNDRED AND TWENTY EIGHT THOUSAND SEVEN HUNDRED AND FORTY FOUR US DOLLARS SIXTY SEVEN CENTS (US$6,228,744.67) of the Purchase Price, taking away (x) the amounts corresponding to Consented Deductions from the Purchase Price which discount the First

Price Balance, (y) the Controverted Balance which should be paid in the Guarantee Account pursuant to the provisions of Article 5.04 (i), and (z) the Guarantee Deposit (the “Final Price Balance” and, together with the First Price Balance, the “Price Balance”). The Final Price Balance shall be paid by wire transfer to the Sellers Bank Accounts (or to those other overseas accounts which the Sellers may have notified in writing to the Purchasers no less than 10 days before the maturity date) in the same percentages applicable to the Payment on Closing.
(b) The Price Balance shall accrue an interest at a LIBOR rate plus two (2) percent per year calculated on the balances as of the payment date (the “interests”).
(c) The amounts which should be deducted as Damages or Recoverable Liabilities shall accrue an annual interest of eight percent (8%) from the date in which the Purchasers would have paid such Damages or Recoverable Liabilities until they are deducted from the First Price Balance and/or the Final Price Balance and/or were reimbursed after those payment dates by the Sellers, depending on the moment in which the Purchasers would have paid them, and before the fulfillment of the proceedings set forth in Article 5.04. Notwithstanding the foregoing, the Sellers may cancel the amounts resulting from the Damages or Recoverable Liabilities at any time from the date of their occurrence, and for such purpose the Purchasers shall notify them pursuant to the proceedings set forth in Article 5.04.
(d) The First Price Balance and/or the Final Price Balance adjusted pursuant to the provisions set forth in Article 1.02 (a)(ii) and 1.02 (a)(iii), respectively, plus the Interests on such paid-up amounts shall be in favor of the Sellers and it shall be hereinafter called the “Adjusted Balance”. Should the Adjusted Balance be negative and the Sellers were to refund amounts of money to the Purchasers, the Sellers shall pay the difference to the Purchasers within the fifth (5) Business Day from the Sellers’ approval of the Price Balance Liquidation. Should the Price Balance Liquidation sent to the Purchasers be negative and the Sellers object to such liquidation, the Sellers shall deposit the Controverted Balance pursuant to the provisions of Article 5.04.
(e) In order to avoid misinterpretations of this Article, the obligation of the Purchasers to pay the Price Balance to the Sellers (i) shall be reduced on a Dollar for Dollar basis, without duplication, for the amount of any Damages or Recoverable Liabilities, after the fulfillment of the proceedings set forth in Article 5.04; and (ii) shall be satisfied for the Sellers by the payment on the part of the Purchasers of the Adjusted Balance into the Sellers Bank Accounts on the corresponding payment date or; if applicable, by the payment of the Consented Balance into the Sellers Bank Accounts on the corresponding payment date and the Objected Balance into the Guarantee Account on the corresponding payment date, also making clear that if on the corresponding payment date the (x) totality of the First Price Balance and/or Final Price Balance had been cancelled because of the deduction of Damages or Recoverable Liabilities; or (y) the totality of the First Price Balance and/or the Final Price Balance was subjected to Withholdings for Damages or Recoverable Liabilities, the Purchasers shall not be obliged to pay any sum whatsoever as First Price Balance and/or Final Price Balance to the Sellers on the corresponding payment date, but they shall pay the withheld amounts pursuant to the provisions of the following Article and the procedure set forth in Article 5.04.
(f) Pursuant to the provisions of Article 5.04, the Purchasers shall be entitled to deduct or withhold from the Price Balance and, if applicable, from any other amounts which the Purchasers may owe to the Sellers under this Offer or any other agreement entered into by and between the Sellers and the Purchasers or the Company, an amount equal to any Damages or Recoverable Liabilities claimed pursuant to the provisions of Section V and collected from the Price Balance, any Damages or Recoverable Liabilities which should be cancelled pursuant to the provisions of this Offer (the “Withholdings” or “Withholding”, indistinctively). It is herein made clear that, pursuant to the procedure set forth in Article 5.04 the Withholding may be made even when the Damages or Recoverable Liabilities are not enforceable, to the extent that there is an extrajudicial, judicial and/or administrative claim with respect to such Damages or Recoverable Liabilities. Pursuant to the procedure set forth in Article 5.04, the Purchasers shall be entitled, in such case, to withhold an amount equivalent to capital, interests and costs estimated in good faith.
(g) INTENTIONALLY LEFT BLANK.
(h) Should the Purchasers deduct from the First Price Balance and/or from the Final Price Balance amounts corresponding to Damages or Recoverable Liabilities (with the scope given to such terms by Article 5.02) including interests pursuant to Paragraph (c) of this Article1.02, such deduction shall be charged in the first place to the accrued Interests as of the deduction date, and then to the capital of the First Price Balance and/or the Final Price Balance, as the case may be. It is herein understood and agreed that the discounts and/or adjustments corresponding to Damages or Recoverable Liabilities occurred between the Closing Date and the payment of the First Price Balance, and which may be determined and paid by the Purchasers and/or the Company between such dates, shall accrue interests only until the payment date of the Final Price Balance. Should the Purchasers fail to execute the withholding upon payment of the First Price Balance, they may do it on the payment date of the Final Price Balance, considering that the amounts which the Purchasers could have withheld shall not accrue interests for the time passed between the payment dates of the First Price Balance and the Final Price Balance.
(i) The Parties herein agree that all amounts originally stated in Pesos which have to be paid by the Sellers to the Purchasers or deducted or compensated by the Purchasers pursuant to the provisions of this Offer shall be paid and/or compensated in Dollars. To such purpose, the amount in Pesos in question shall be converted into Dollars applying the Pesos to Dollars sell exchange rate of the Banco de la Nación Argentina, at 11 o’clock Buenos Aires time of the Business Day immediately prior to that in which the payment or the corresponding compensation should be made effective.
(j) The Purchase Price, adjusted pursuant to the provisions of this Article, should be fully transferred in favor of the Sellers, being the possible commissions and wire transfer expenses shall be afforded by the Purchasers, making, if applicable, the corresponding grossing up in order that the Price, adjusted pursuant to the provisions of his Article, be credited into the Sellers Bank Accounts net of any other discount. The grossing up established in this clause does not include (i) the payment by the Purchasers of any Tax which should be afforded by the Sellers resulting or arising from this Offer, and (ii) all those major costs and/or expenses arising from changes made by the Sellers to the Sellers Bank Accounts where the Purchasers must pay the Purchase Price, which shall be afforded by the Sellers.
(k) The default in payment of the First Price Balance and/or Final Price Balance shall commence automatically by the maturity of the terms agreed, without judicial and/or extrajudicial demand whatsoever. In case of default in payment of the First Price Balance, the total Price Balance shall be enforceable and the terms agreed shall elapse. In no case shall the Purchasers be considered in default if the Purchasers have paid the Consented Balance in the Sellers Bank Accounts, and the Controverted Balance of the Guarantee Account on the respective payment date, despite the result of the arbitration award set forth in Article 6.02

(a). As from the default in payment of the First Price Balance and/or the Final Price Balance, default interests shall be charged at an annual rate of 16% on the pending balance.
(l) The Purchasers herein jointly and severally undertake the payment of the Purchase Price in favor of the Sellers, expressly waiving the right to require the division of the debt among these and each of them undertake full responsibility to the Sellers for the totality of the Purchase Price.
(m) The Parties herein state that the agreed obligation of payment in US DOLLARS BILLS is an essential condition for this Offer. Consequently, the Purchasers herein expressly state and acknowledge that: a) they have undertaken an obligation of payment to be satisfied in US DOLLARS BILLS; b) the legislation in force on the date of the execution of this Offer allows the agreement to pay debts in foreign currency; c) they have received proper legal counseling regarding the legislation in force and their commitment to fulfill the payments in US DOLLARS BILLS. d) they irrevocably waive to resort to the defense of excessive cost of the obligations undertaken by them whatsoever the occurrence may be and, consequently, waive the right to invoke to the teoría de la imprevisión [doctrine of improvidence], abusive exercise of rights and to file any action whatsoever based on sections 1071, 1198, 954 and related sections of the Código Civil [Civil Code] in order to justify the non-fulfillment of their obligation to pay or intent to reduce it; e) no matter what regulation may be issued in the future, they acknowledge that the obligation to pay agreed under this contract shall remain unaltered until its complete satisfaction. Notwithstanding the foregoing, in case upon the maturity date of any of the obligations to pay, the payment in the agreed currency should be illegal, prohibited or impossible, the Sellers may at their own option: a) request the pesos or the currency which should replace them in the necessary and sufficient quantity to buy — free from expenses, taxes or commissions — the corresponding amount of US dollars in Montevideo, New York or Zurich financial markets; b) request the delivery of Government Securities of the Argentine Republic in sufficient quantity to be negotiated in the overseas market they may choose.
     The Annex 1.02 hereof includes a description of the Purchase Price distribution among each of the Sellers and the description of the Stocks acquired by each of the Purchasers.
ARTICLE 1.03. Payment upon closing Adjustment.

(a) Upon the Closing Date, the total amount of the banking debt which the Company has with Banco Comafi S.A. and Banco de Galicia y Buenos Aires .S.A, including the balance of the Galicia Rural card, amounts to Fourteen Million Five Hundred Seventy Two Thousand Thirty One Pesos and Seventy Cents ($14,572,031.79). Such liabilities (which are identified in detail below) do neither adjust nor reduce the Purchase Price to the extent that, as a whole, they do not exceed the equivalent to three million five hundred thousand Dollars (US$3,500,000) (the “Maximum Amount of Assumed Banking Liabilities”). The amounts exceeding the Maximum Assumed Banking Liabilities Amount, including to such effects capital, interests, fines and every concept in general derived from such debts, adjust and reduce the Payment upon closing in the exceeded amount (the “Adjustment for Excess of the Maximum Amount of Assumed Banking Liabilities”). The banking liabilities assumed up to the Maximum Assumed Banking Liabilities Amount are the following (the “Assumed Banking Liabilities”): (i) unsecured loans with Banco Galicia y Buenos Aires S.A., dated 27th April, 2010, for an amount of $8,000,000 of capital at an annual nominal fixed rate of 15%, due on 24th October, 2010; (ii) overdraft agreement in checking account in Argentine pesos with Banco Comafi S.A., dated 26th April, 2010, for a capital of $5,0000,000 at an annual nominal fixed rate of 15%, due on 23rd September, 2010; and (iii) overdraft agreement in checking account in Argentine pesos with Banco Comafi S.A., dated 28th May, 2010, for a $150,000 of capital at an annual nominal fixed rate of 15%, due on 28th September, 2010.
(b) On 1st August, 2009, the Company assigned to Adeco Agropecuaria S.A. the Company’s employees listed in Annex 1.03 (b) (the “Assigned Employees”). The Parties herein agree that part of the compensation costs of the Assigned Employees calculated as of 31st July, 2010, adjusts and reduces the Payment upon Closing to the amount of Twenty Six Thousand Five Hundred Eleven and Sixty Seven Cents (US$26,511.67) (the “Adjustment for Compensation Costs”). The description of the calculation of the Adjustment for the Compensation Costs is herein attached as Annex 1.03 (b)(1). It is herein understood and agreed that the rest of the compensation costs of the Assigned Employees, regardless their amount, shall be paid exclusively by the Purchasers when deciding the termination of the relationship with the Assigned Employees, pursuant to the provisions of Article 4.02 (d).
(c) The Company has prepared a balance sheet closed as of 30th June, 2010 (the “2009/10 Balance Sheet”). A copy of the 2009/10 Balance Sheet is herein attached as Annex 1.03 (c).

(d) The Deducted Liabilities adjust and reduce the Closing Price in the total amount of Four Hundred Eighty Three Thousand Five Hundred Dollars and Three Cents (US$483,500.03). The description of the Deducted Liabilities is herein attached as Annex 1.03 (d), indicating the reason why and amount which they discount the Payment upon Closing.
(e) The Deducted Liabilities are deemed to be cancelled by the Sellers on the Closing Date. Consequently, the Deducted Liabilities may neither be considered in the future Damages or Recoverable Liabilities pursuant to the provisions of Article 5.04 nor deducted either from the First Price Balance or from the Final Price Balance, to the following extent: (1) With respect to the Assumed Banking Liabilities and the totality of the current and non-current liabilities mentioned in the 2009-10 Balance Sheet (except for those referred to in point 3 below), their management and cancellation shall be in charge of the Purchasers as of the Closing Date, so those shall be responsible for the cancellation of such liabilities on their respective due dates, in a way that their amounts do not increase or accrue additional interests and/or fines. The Sellers shall not be responsible for the increases, greater amounts, interests, fines or additional sums which may recharge said liabilities for their dissatisfaction on their respective due dates by the Purchasers. (2) With respect to the Adjustment for Compensation Costs, the provisions of Article 4.02 (d) shall be applied. (3) With respect to the following Deducted Liabilities: “Petrobras Energía”, “Provincia de Corrientes Debt”, “Labor Lawsuits”, their management and cancellation as from the Closing Date continue to be in charge of the Sellers themselves and/or through the attorneys they appoint. Consequently, the Sellers shall be responsible for any amount which must be paid in excess of those indicated in Annex 1.03 (e). In this case, the Sellers shall notify the Purchasers personally or through their attorneys, not less than 10 (ten) days prior to the date when the corresponding liabilities should be satisfied in order that the Purchasers deliver in due time and proper form the amounts up to the total provided by Annex 1.03(e). (4) The Sellers shall be responsible for any cost, expense, reasonable attorney fees and in general any amount in excess of the mentioned in Annex 1.03 (d) which must be paid for the causes and items which integrate the Deducted Liabilities after the Closing Date, as long as this occurs for causes different from the ones mentioned in item (1) of this Article.
(f) It is herein understood and agreed that the inclusion by the Sellers of the Deducted Liabilities in the statements and warranties made by them in this Offer is made only to the effect of reporting the existence and composition of such Deducted Liabilities, even when they are cancelled by the causes and for the amount indicated in Annex 1.03 (d) on the closing date by the Payment upon Closing adjustment. Besides, it is herein understood that every obligation, liabilities and/or contingencies that have been denounced, disclosed and/or reported by the Sellers to the Purchasers in this Offer, its annexes, certifications and any other document incorporated to this Offer, which are not expressly part of the Deducted Liabilities (as listed in Annex 1.03 (d)), have been neither assumed by the Purchasers nor deducted from the Purchase Price and, should they come to be after the Closing Date they shall give rise to the indemnity obligation established in Article 5.02 on the part of the Sellers (the “Reported Liabilities”).
(g) The following items adjust and increase the Payment upon Closing to One Hundred Twelve Thousand Two Hundred Forty Four Dollars with Sixty Nine Cents (US$112,244.69): (i) the item “Cash and Banks” of the 2009/10 Balance Sheet; (ii) the pending amounts included in the “Sales Credits” item of the 2009/10 Balance Sheet, the considerations for which have been fulfilled by the Company before the 30th June, 2010, or whose periods to be collected by the Company are due on or before the 30th June, 2010 (the description of the amounts of said items and their corresponding agreements, which adjust and increase the Payment upon Closing are herein attached as Annex 1.03 (g)(1)); (iii) the sub-items “Miscellaneous” and “Vendors Advance Payments” of item “Other Credits” of the 2009/10 Balance Sheet; and (iv) the fixed assets listed in Annex 1.03 (g)(2).
(h) The amounts mentioned in (d) and (g) are defined as “Payment upon Closing Adjustment”, which calculation is detailed in Annex 1.03 (b).
ARTICLE 1.04. Tax Credits.
     As of the Closing Date, the Company becomes the holder of the tax credits detailed in the 2009/10 Balance Sheet, which in turn are detailed in Annex 1.04 (the “Tax Credits”).
     The Sellers herein grant the Purchasers the existence, validity, effectiveness and amounts of the Tax Credits. Should any or all of the Tax Credits not exist, or exist but for amounts different from the ones indicated in Annex 1.04, they shall be deemed Damages or Recoverable Liabilities subject to the indemnity obligation of the Sellers set forth in Article 5.02.

ARTICLE 1.05. Fees and expenses afforded by the Sellers.
     The Sellers herein agree to pay the Purchasers all the expenses and reasonable attorney fees which the Purchasers must pay as a consequence of the judicial and/or extrajudicial claims made by the Company derived from the indemnity obligation of the Sellers under this Offer, within five (5) Business Days as from the date in which such expenses and fees are to be paid by the Company, as long as the proceedings set forth in Article 5.04 were previously followed by the Purchasers.
     Should the expenses and/or fees not be paid by the Sellers to the Purchasers in the established term, their amounts shall accrue LIBOR interests plus an annual eight (8) percent calculated from the date the Purchasers would have paid them until the date in which the Purchasers discount them from the First Price Balance, the Final Price Balance, and/or are reimbursed by the Sellers after such payment dates, as the case may be.
ARTICLE 1.06. Fixed Assets Excluded.
     The Company fixed assets detailed in Annex 1.06 (the “Fixed Assets Excluded”) shall be transferred without charge in favor of those appointed by the Sellers. The Sellers shall afford all the costs derived from such transfers.
     The Purchasers and the Company shall take all the reasonable actions in order to transfer the Fixed Assets Excluded.
ARTICLE 1.07. Notification and Effects of the SCI Resolution.
     The Parties shall notify the CNDC [National Commission for the Defense of Competition] all the transactions established herein, pursuant to the provisions of Article 1.07 (a) and 1.07 (b). Should the SCI or the CNDC notify the Parties the refusal of the authorization for the Stock purchase agreement under the terms and conditions set forth in this Offer or imposing any restriction or condition to the Authorization, the Parties shall be subject to the provisions set forth in Article 1.08.
(a) Sellers Presentation before the CNDC.
     On the following fifth Business Day after the Closing Date, the Sellers together with the Purchasers shall file the Form F/1 before the CNDC in order to request the CNDC

Authorization. To such purpose, the Sellers agree to duly perform, execute and deliver all the necessary or appropriate acts, files or briefs to fulfill the administrative proceedings required to obtain the CNDC Authorization (including, without limitation, the filing in an appropriate and complete way, without errors, misrepresentations or omissions, before the CNDC of the Form F-1 and/or any other documentation necessary so such Tribunal resolves the operation referred to in this Offer), and to fulfill the terms established by Law 25.156 and its amendments, and by the CNDC regulations. When analyzing and preparing the answers to be filed before the CNDC, the Sellers agree to act in a reasonable and speedy way. The Sellers agree to provide full collaboration to the Purchasers and to answer in due time and proper form the requirements made by the CNDC during the CNDC Authorization procedure and to keep the Purchasers informed about the progress of said applications to the best of their knowledge.
(b) Purchasers Presentation before the CNDC.
     On the following fifth Business Day after the Closing Date, the Purchasers together with the Sellers shall file the Form F/1 before the CNDC in order to request the CNDC Authorization. To such purpose, the Purchasers agree to duly perform, execute and deliver all the necessary or appropriate acts, files or briefs to fulfill the administrative proceedings required to obtain the CNDC Authorization (including, without limitation, the filing in an appropriate and complete way, without errors, misrepresentations or omissions, before the CNDC of the Form F-1 and/or any other documentation necessary so such Tribunal resolves the operation referred to in this Offer), and to fulfill the terms established by Law 25.156 and its amendments, and by the CNDC regulations. When analyzing and preparing the answers to be filed before the CNDC, the Purchasers agree to act in a reasonable and speedy way. The Purchasers agree to keep the Sellers informed about the progress of said applications to the best of their knowledge.
ARTICLE .108. Assignment of Rights. Sales Agency.
(a) The Parties herein expressly acknowledge and agree that in case that the SCI and/or the CNDC notify the Parties the refusal to give the CNDC Authorization or its subjection to any restriction or condition non acceptable for the Purchasers, then the Purchasers shall be free to opt among, with no limitation, appealing before the courts, assign the rights granted by this Offer to a third party and/or sell the totality of the Stocks or their own stocks or participations. As a condition for its validity and effectiveness, the assignment of the rights granted by this Offer to a third party and/or the sale of the totality of the Stocks or their own stocks or participations in no way shall either release from or limit the responsibility which the Purchasers have towards the Sellers and/or which eventually have their successors pursuant to the provisions of Article 4.02 (a), who shall jointly assume together with the third party all the obligations under this Offer.
(b) Notwithstanding the foregoing, the Sellers hereby agree to take all the necessary and relevant steps at the Purchasers discretion to collaborate with them to fulfill the obligations imposed by the SCI and the CNDC or for the acquisition of the Stocks (or the participations or the Purchasers stocks, as the case may be) by whom the Purchasers appoint, subject to the condition set forth in the last paragraph of Article 1.08 (a). Should the sale be to a third party, the Purchasers may assign to such third party all the rights granted by this Offer to the Purchasers subject to the condition set forth in the last paragraph of Article 1.08 (a).
(c) Each of the Sellers herein accepts that should the SCI or the CNDC notify the Parties the refusal of the authorization for the Stock purchase agreement under the terms and conditions set forth in this Offer or imposing any restriction or condition to the CNDC Authorization, as provided in item (a) of this Article, the Purchasers may transfer directly or indirectly the totality of the Stocks or the totality of their own stocks or shares or may assign the totality of the rights granted by the present subject to the condition set forth in the last paragraph of Article 1.08 (a). The sale or assignment above mentioned shall not require previous authorization or consent of the Sellers regarding to any of the terms and conditions of such sale or assignment, subject to the condition set forth in the last paragraph of Article 1.08 (a). Therefore, the Purchasers shall have the right to transfer or cause the transfer of (i) the Stocks; (ii) their own stocks or shares of interest; or (iii) the rights granted under this Offer, in every case to any third party, for the price and under the terms and conditions which the Purchasers should agree with such third party subject to the condition set forth in the last paragraph of Article 1.08 (a).
(d) In the event that a final court order establishes that the Stocks must be returned to the Sellers, the Sellers herein agree, during the time they own the Stocks, to: (i) vote in the shareholders meetings or partner meetings of the Company pursuant to the express and written instructions given by the Purchasers; (ii) deliver to the Purchasers all and/or any amount which the Sellers may receive as shareholders or partners of the Company. In all events, it is herein stated that the situation described in item (d) must be deemed as a step absolutely provisional and limited in time, for the purpose that the Purchasers may effectively transfer the Stocks to the corresponding third party subject to the condition set forth in the last paragraph of Article 1.08 (a).
(e) In no case shall the Sellers be required by the Purchasers to return and/or reimburse any part of the Purchase Price which they have received. Besides, it is understood and agreed that none of the provisions of this Article 1.08 shall authorize the Purchasers to either delay, object, postpone, suspend and/or interrupt the terms agreed for the payment of the Price Balance or fail to fulfill any of the obligations undertaken by the Purchasers under this Offer.
(f) All the expenses, fees and taxes derived from those acts made by the Purchasers in order to fulfill the obligations imposed by the SCI and the CNDC in case of refusal and/or imposition of restrictions to this purchase agreement, shall be on the Purchasers account, except for the case in which such refusal or restriction derives from a non-compliance by the Sellers of their obligations under Article 1.07 (a).
ARTICLE 1.09. Notification and CNZS Resolution.
     The Purchasers shall notify within the legal term to the CNZS the transactions herein established. Should the CNZS notify the Parties the refusal of the authorization of the Stock purchase agreement under the terms and conditions set forth in this Offer or the imposition of a restriction or condition to the authorization, the Parties shall be subject to the provisions of Article 1.08, which shall be applied mutatis mutandis.
     The Sellers herein agree to take all the necessary and relevant steps to collaborate at the Purchasers discretion with them in order to fulfill the obligations imposed by the CNZS, to the extent set forth in Article 1.08.
ARTICLE 1.10. Expenses and fees.
     All the expenses and fees derived from the presentations indicated in Article 1.08 and in Article 1.09 are exclusively afforded by the Purchasers.
SECTION TWO
CLOSING.

ARTICLE 2.01. The Closing.
     The closing of the transaction (the “Closing”) which is herein documented shall be held on the Closing Date at offices of Segal, Turner & Associados at 25 de Mayo 555, 2nd floor, Buenos Aires City.
ARTICLE 2.02. Acts performed at the Closing.
     On the Closing Date the Parties shall perform the following acts.
(a) The Sellers shall:
     (1) Deliver the certificates representing the Stocks to the Purchasers in a proper way to effectively transfer the full and perfect title to the totality of the Stocks free from any Encumbrances whatsoever. To such purpose, each of the Sellers should comply with the notification set forth in Section 215 of the Ley de Sociedades [Business Organizations Law], through the issue of a letter similar to the one attached as Annex 2.02 (a)(1) hereof, notifying the Company of the transfer of the Stocks to the Purchasers, the cancellation of the certificates representing the Company Stocks issued in the name of the Sellers and requiring the registration in the Company Register of Shareholder of the change of ownership of the Company Stocks in the name of the Purchasers; and deliver to the Company the certificates representing their stocks in order to cancel for the purpose of the transfer.
     (2) Stipulate that:
     (i) The Company Board of Directors shall meet in order to call a General Meeting pursuant to the provisions set forth in Article 2.02 (a)(6).
     (3) Deliver to the Purchasers the resignations of all the directors and managers of the Company, basically in the terms of Annex 2.02 (a)(3) herein attached.
     (4) Deliver to the Purchasers a receipt for the payment of the Payment upon Closing in basically the same terms as the model herein attached as Annex 2.02 (a)(4) upon the registration of the amount indicated in Article 1.02 Paragraph (a)(1) into the Sellers Banking Accounts.
     (5) Make available to the Purchasers the following business books and documentation of the Company:

(i)	Minutes Book of the Board of Directors;

(ii)	Meeting Book;

(iii)	Registry Book of Shareholders;

(iv)	Registry of Shares and Record of Attendance;

(v)	Accounting Books;

(vi)	Published Balance Sheet of the Company from 2005;

(vii)	Deeds and certified copies of all the real property owned by the Company;

(viii)	The following affidavits of tax presentations filed before the tax authorities: income tax for the last five fiscal years closed before the Closing Date and the corresponding to other taxes which tax the Company activities.
     (6) The Sellers shall call and hold a unanimous meeting at the Company in which the Sellers (i) shall approve the resignations of all the directors and managers of the Company, indicating that such directors and managers have nothing to claim to the Company; (ii) shall accept the resignations and unanimously approve the actions of all the resigning directors; and (iii) shall appoint the new board of directors and the Company Auditor, as communicated in writing by the Purchasers to the Sellers.
     (7) Each of the Sellers, as the case may be, shall provide irrefutable evidence of the marital consent to the transfer of their respective Stocks in favor of the Purchasers through the subscription of the respective notifications pursuant to the provisions of section 215 of the Ley de Sociedades [Business Organizations Law].
     (8) The Sellers shall deliver to the Purchasers:
     (i) a note issued by the Company and the Sellers written basically in the same terms as the model herein attached as Annex 2.02 (a)(8)(i) evidencing the cancellation of all the credits and debts that the Company has with Affiliates of the Sellers, as well as any fee or loan which for any concept the Company might owe to the Sellers;
(b) In turn, on the Closing Date the Purchasers shall:

(1) INTENTIONALLY LEFT BLANK.
(2) Make the Payment upon closing in the ways specified in Article 1.02;
(3) Send the Company the notification set forth by Section 215 of Business Organizations Law, by the issue of a letter basically in the same terms as the one herein attached as Annex 2.02 (b)(3), notifying the Company the issue of the Pledge in favour of the Sellers;
(4) Deliver the Certificates to the Sellers pursuant to the provisions of Article 8.01 (c).
(5) Stipulate that the Board of Directors meet with the purpose of: (v) distributing the positions in the Board of Directors appointed by the Meeting referred to in Article 2.02 (a)(6); (w) acknowledging receipt of the notification mentioned in Article 2.02 (a)(1); (x) stipulating the cancellation of the certificates representing the Stocks of the Company delivered by the Sellers pursuant to the provisions of Article 2.02 (a)(1); (y) stipulating the issue in the name of the Purchasers of the new certificates of the Company Stocks; and (z) stipulating the registrations of the transfer of the Stocks in the name of the Purchasers in the corresponding book and the registration of the Pledge.
(6) Issue in the name of the Purchasers the new certificates representing the Stocks of the Company;
(7) Stipulate that the President execute and deliver to the Purchasers the new certificates representing the Stocks of the Company which are issued in the name of the Purchasers, and that immediately after such certificates representing the Stocks of the Company be delivered to the Sellers pursuant to the provisions of Article 2.02 (b)(4).
(8) Stipulate the registration of the Company Stocks transfer and the Pledge in the Shareholders Registry of the Company;
ARTICLE 2.03. Single Act.

     It shall be considered that all the acts to be performed at the Closing are part of a single and same act.
ARTICLE THREE
SELLERS REPRESENTATIONS AND WARRANTIES
ARTICLE 3.01. Sellers Representations and Warranties.
     Each of the Sellers herein states and grants with regard to himself to the Purchasers that, with effects to the Closing Date:
     (a) Sellers Capacity; Approval and Consents.
     (1) That has full legal capacity, standing and authority to accept this Offer and to execute the purchase agreement hereby contemplated, and no other consent or authorization is required by any other person or entity or Government Authority, except the CNDC, the SCI and the CNZS. No legal, judicial or contractual restriction exists which may affect the disposition of his/her assets in general or his/her Stocks. The granting, acceptance and fulfillment of this Offer by each of the Sellers, as the case may be, has been duly authorized by his/her respective spouse. This transaction is duly executed and granted by each Seller and constitutes a valid and binding obligation of each Seller, executable against each Seller pursuant to its terms.
     (2) That has full authority and the powers necessary to accept, agree and execute this Offer and the other offers and documents related herewith, ensure the fulfillment and fulfill the obligations undertaken in this Offer, and the other offers and documents related herewith, and to execute the transactions involved in this Offer.
     (3) The granting, acceptance and fulfillment of this Offer and of any other document related herewith by each of the Sellers: (i) does not violate any rule or law applicable or statute to which the Sellers, the Company or the Stocks may be subject; (ii) does not violate any resolution, decision or judgment of any judicial or Governmental Authority applicable to each of the Sellers, the Company or the Stocks, does not violate any other document or agreement which the Company or each of the Sellers is part of; and (iii) does not give rise to any Encumbrance or claim of any kind upon the Company and/or any other assets of the Company and/or the Stocks, except for the Pledge;
     (4) Each of the Sellers has a good, full and perfect title to and with respect to the totality of the Stocks object of this Offer;
     (5) None of the Sellers is affected by any Encumbrance, disposal restriction, injunction or any other claim or action which should prevent him/her from disposing of the totality or part of the Stocks; and
     (6) The Sellers are not in default of payment, have not requested the commencement of their concurso preventivo [composition of creditors] or applied for their own bankruptcy and have no pending bankruptcy proceedings.
     (7) None of the Sellers has immunity and/or any other situation which may impede him/her to appear in legal proceedings and be liable to prosecution.
     (b) Company Constitution and Capacity.
(1) The Company is a duly organized company, legally existing under the laws of the Argentine Republic, whose details are as follows:
     DINALUCA S.A. is a sociedad anónima [type of stock company] incorporated on 23rd March 1961, in Buenos Aires City, Argentine Republic, registered at the Inspección General de Justicia [Argentine Superintendence of Business Organizations] on 12nd April, 1961, under Nº 171, Page 37, Book 236 of Public Agreements, which transformation into a sociedad anónima was registered on February, 15th 1984, under Nº 520, Book 99, Volume A Sociedades Anónimas [Stock Companies], domiciled at Av. del Libertador Nº 498, 27th floor of the City of Buenos Aires.
(2) The Company has full authority for the management and disposal of its assets and properties to the extent it has done it and does in the jurisdictions in which it operates and enjoys the necessary capacity to handle and be the head of its business as it currently is. The purchase agreement contemplated herein shall not have adverse implications on the licenses and/or authorizations of the Company to continue in business after the Closing, as it currently does.

(3) The copy of the Company bylaws attached as Annex 3.01 (b)(3) is the text currently in force and includes all the previous amendments. Such text is duly registered at the Inspección General de Justicia [Argentine Superintendence of Business Organizations].
(4) The Minutes Book of the Board of Directors and the Meeting Book of the Company have all the minutes executed as of the Closing Date and all their substantial aspects are correct and they faithfully reflect the decisions made by the managing and governing bodies of the Company.
     (c) Capital Stock and Stocks.
(1) The capital stock of the Company is $6,000,000 (six million pesos) represented by 600,000 (six hundred thousand) non-endorsable registered common stocks with a par value of $10 (ten pesos) and entitled to 1 (one) vote per share.
(2) The Stocks have been duly issued and subscribed and paid and registered in the books of the Company, and are not subject either to Encumbrance or to partitioning of property of any nature. The Stocks are fully paid. The Stocks represent the 100% of the outstanding capital and votes of the Company.
(3) The Stocks are exclusively owned by the Sellers, who have full and perfect title to them. None of the Stocks was issued in violation of the preferential rights to subscribe stocks. No options, warrants, conversion rights, obligations and/or agreements exist in connection with the vote, redemption, purchase or sale of stocks, preferential subscription rights to stocks or any other rights, agreement or arrangement currently in force referred to the Company capital or, in case such preferential rights exist they have not been irrevocably waived in favor of the Purchasers. No agreement or restriction exists with respect to the capacity of the Company to issue stocks. Except for the irrevocable contributions mentioned in Annex 3.01 (c)(8), there is no other agreement in the Company , settlement or payment obligation which is capitalizable or convertible into new stocks of the Company. Each of the Sellers has a full and perfect title to the Stocks he/she is transferring. Neither the Company nor the Sellers has entered into contracts or agreements which may impede or restrict the holding, subscription or sale of the Stocks. No Encumbrance, pledge and/or attachment of any kind exist nor a domain limitation of any nature with respect to the Stocks. The Stocks are not subject to preferential right to jointly acquire or sell in favor of any other person or entity; consequently, as of this date there exists no right whatsoever in favor of third parties in relation to the sale of the Stocks.
(4) The Company has not authorized any issue of capital stocks pending of issue.
(5) The Company has no participation whatsoever in any company, nor has any participation or direct or indirect interest, including stocks of partnerships, temporary association of companies or other partnership agreements and joint ventures, in any other Person entity or business in the Argentine Republic or abroad.
(6) The Company has no pending: (i) amendments to the bylaws (except for those derived from the increase in the capital for capitalization of irrevocable contributions pending of capitalization and/or for mandatory capital decrease), mergers, spin-outs or bulk transfers; or (ii) other corporate acts of similar importance.
(7) The Company is in a situation of mandatory capital decrease, pursuant to the provisions of Section 206 of the Ley de Sociedades [Business Organizations Law], as it arises from the 2009/10 Balance Sheet.
(8) The Company has received and has pending of capitalization irrevocable contributions of its shareholders for the amounts showed in Annex 3.01 (c)(8), the accounting and documentation of which the Purchasers know and agree.
     (d). Accounting Information.
(1) The balance sheets, profit and loss statement, complementary notes and annual report of the Company corresponding to the last three complete fiscal years are herein attached as Annex 3.01 (d)(1) (the “Financial Statements”). The Financial Statements have been made pursuant to the GAAP [Generally Accepted Accounting Principles], are true, faithful, accurate and complete and do not include or omit to include facts whose issue or omission, respectively, may lead into error about such Financial Statements.
(2) The Financial Statements have been prepared on the basis of the books and records of the Company and reasonable reflect the economic-financial situation and the result of the Company activities as of the dates in which they were issued.
(3) The Financial Statements, accounting information and records of the Company have all the corresponding assets and liabilities accounts in accordance with the Generally Accepted Accounting Principles applicable and the situation, statement and/or circumstances of the Company and its respective assets and liabilities and the situations and/or contingent circumstances which are currently known by the Company.
(4) The Financial Statements, the accounting information and records of the Company reflect as assets only the existing properties the ownership and holding of which correspond to the Company and whose values were calculated, to the effect of their accounting, using the valuation methods in accordance with the applicable Generally Accepted Accounting Principles. Except for what it is reflected and established in the Financial Statements of the Company, declared in the Representations and Warranties of this Offer and/or its annexes: (i) the Company has no other liabilities (accrued, contingents as well as of any other nature); and (ii) the Company has not made any illegal payment whatsoever with the purpose of obtaining a business. Notwithstanding the foregoing, the Purchasers do not undertake any social liabilities except for the Assumed Banking Liabilities for the Maximum Amount of the Assumed Banking Liabilities, and the Deducted Liabilities for the causes and amounts indicated in Annex 1.03 (d).

(5) The Company has not received any notification or petition whatsoever indicating that any of its registries is incorrect or requires rectification.
     (e) Books and Registries.
     All the books and registries in which the recorded information is referred to have been made, are completed and correct in all the substantial aspects and are kept pursuant to the applicable legislation, with the effort of a responsible businessman and, when applicable, according to the GAAP, being all the accounting records legally supported by the respective vouchers.
(f) No substantial variations.
     From June 30th 2010 and until the Closing Date, the Company did not:
(1) Except for what it is indicated in Annex 3.01 (f)(1), make any transaction, execute any agreement (including, without limitation, the constitution of Encumbrances on any assets of the Company, incur in any debt or obligation (contingent or effective) or grant credits (by credit notes) out of the normal course of business.
(2) Make investments in capital goods and/or any other kind of transactions which as a whole exceed US$10,000 (Ten Thousand Dollars);
(3) Issue or agree to issue, sell or agree to sell none of the capital stocks of the Company, issue or sell any convertible certificate in, or options with respect to, or warrants to purchase, or rights to subscribe, any stock of such capital stock, execute any agreement which forces it to make any of the aforementioned actions, issue or agree to issue any debt security, make any operation in relation with the capital stock of the Company, accept irrevocable contributions in advance of future stock subscriptions;
(4) Distribute or pay any dividend or other distribution in respect of the Company’s capital stock;
(5) Otherwise call on, purchase or acquire shares of its capital stock;

(6) Issue new shares or securities;
(7) Sell or encumber its real properties or the Company’s assets
(8) Sell and/or encumber the Company’s assets and/or, specially, property, plant and equipment as shown in the 2009/2010 Balance Sheet, except for those transfers subsequently occurred due to the regular line of Business that are registered in the Company books;
(9) Suffer any variance in its activities, assets, Company’s Business, or in general that might cause a Material Adverse Effect on the results or affect the Company’s financial situation;
(10) Suffer any labor, social security, tax and/or judicial dispute that may or might affect the Company;
(11) Enter into or modify any contract or recruitment agreement or dismissal termination agreement or of any nature whatsoever with any Company’s director, manager, advisor, officer or employee during the regular line of business, or except for salary increases granted to employees (excluding directors) in accordance with ordinary practice of the market, by increasing remuneration, bonus, awards for services rendered or any similar Benefit granted to or accrued by any of said officers or employees. No pension, retirement or other similar social security benefit have been agreed;
(12) Change its ordinary commercial policy regarding the granting of credit, credit limits, terms and payment conditions. As of June 30th, 2010 the Company’s Business have been carried out in the ordinary line of business;
(13) Enter into an oral or written agreement to perform any of the acts above described;
(14) Except as indicated in Annex 3.01 (f)(14), pay in advance any obligation registered in the Company books before maturity, except for the ones consistent with past practices.

     Likewise, since June 30th, 2010 and until the Closing Date, there has not been any damage, destruction or loss in the Company, covered or not by insurance policies, that may have a Material Adverse Effect on the property, financial economic situation of Company’s Business.
(g)	Inexistence of Unrecorded Liabilities.
     Since June 30th, 2010 and until The Closing Date, the Company has not assumed or suffered the imposition of liabilities, whichever cause or title may be, except for the duly recorded liabilities that may have arisen during the ordinary line of business.
     Except for: (i) the Discounted Liabilities; (ii) Reported Liabilities and (iii) those liabilities arising from the ordinary line of business, the Company has no liabilities of any nature, included without limiting the generality of the foregoing, financial loans, tax obligations, labor and social security obligations deriving from agreements entered into with its customers, suppliers and or third parties, or of any nature whatsoever (whether accrued, hidden or contingent).
     At the Closing Date, the Company has no liabilities (including, without limitation, Taxes, labor affairs, customs and exchange liabilities) that may result in a Material Adverse Effect except for: (i) the liabilities shown in or on which reserves have been made on the Company’s Financial Statements arising from the ordinary line of business subsequently to June 30th, 2010, all of which are reflected in the Company’s books and records; and (ii) the Recorded Liabilities.
(h)	Company Assets: Title on Assets; No Liens or Encumbrances. Real Property. Personal Property and Livestock
(1) The Company is the owner of the real properties detailed in Annex 3.01 (h)(1)(a), (the “Real Properties”). The original title deeds on the Real Properties are delivered by the Sellers to the Purchasers on the Closing Date. Copies of each of the respective titles are attached herein as Annex 3.01 (h)(1)(a).
(2) Except for the description in Annex 3.01 (h)(2) the Company has transferable clear titles of each of the real properties with all that is built on it, fixed, planted, built-in, and adhered to the ground that the Purchasers acknowledge and accept as it is, free of any kind of mortgage, Encumbrance, injunction, claims, easements, permits, right of way, restrictions, options, and better rights of any nature. Except for the indicated in Annex 3.01 (h)(2)(a), all the real state taxes and other charges applied on the Real Properties have been duly and punctually paid by the Company, respectively, therefore the Company owes no sum for any reason whatsoever.
(3) The Company is the owner of the personal property identified in the inventory attached as Annex 1.03 (g)(2) (the “Personal Properties”). The Company has clear title on each of the detailed personal properties free from any Encumbrance.
(4) The Company does not rent personal property.
(5) All of the Company’s Real and Personal Properties (included equipment) are in the same state of maintenance that the Purchasers acknowledge and accept.
(6) The Company owns in its own name and proper interest and holds full clear title and it is transferable, on all of the receivables and other credits included in the Company accounting records and on all of the accounts receivables and other accrued credits since the date of the last Financial Statement and until the Closing Date, free from any pledge, security interest, attachment or other Encumbrance and of any option or right in favor of any third party.
(7) The Company’s Real Properties are in compliance of the laws and rules and regulations in force, with the scope that the Purchasers acknowledge and accept, and, the Company’s real properties as well as the rented ones have the authorizations and licenses that the Purchasers acknowledge and accept.
(i)	Customs and Tax Issues
(1) The Company has presented all the federal, national, provincial and municipal tax returns, being trustworthy, correct in all its substantial aspects and complete statements, and the Company has paid all the sums owed for Taxes. Consequently the Company has no tax liabilities whatsoever for which the relevant reserves have not been registered and/or accumulated until this date, regarding any Tax, including but not limited to, income tax, gross earnings, VAT, tax stamp, real property tax or similar. The Company has in due time and form retained and entered to the appropriate Governmental Authority all those sums that should be retained and entered in accordance with applicable tax or social security regulations. In respect of this Offer, the term “Tax” shall mean any tax, included, without limitations, encumbrances, tariff, charges, canon and services, imposed by any national, provincial or municipal authority, and any other tribute of any nature imposed under any name and under any form, included the retentions and contributions to social security, as well as any other charge imposed in a way similar to the taxes.
(2) There are no claims for non compliance regarding social security, taxes or derived from the insurance and occupational risk system, or tax inspections in course of execution by national, provincial or municipal authorities.
(3) The Company’s books and records show in its entirety the accrued obligations for all the Taxes not overdue and payable yet. The allowances and/or provisions made for tax obligations in the Financial Statements are and will be enough for the payment of all the Company’s Taxes, whether have been questioned or not by it, for the period ended in the date herein and for all the periods previous to it in accordance with regulations and criteria prevailing at that date.
(4) The Company is up to date with the payment of its Taxes.
(5) The Company has complied with all the matters related to: the imports and exports operations, which the Company has been able to make, and/or in those it has been able to participate and, to the applicable customs and exchange regime as a consequence thereof. Without prejudice of the foregoing, the operations that still are recorded in the Administración Federal de Ingresos Públicos [Federal Administration of Public Revenues] as unfulfilled are detailed in Annex 3.01 (i)(5), even though when the Sellers declare that there are no reasons for such recording since having complied with the rules applicable to said operations.
(j)	Insurances
(1) The Company has contracted insurance policies listed in Annex 3.01 (j)(1), covering its activities and assets, and those insurance policies are currently in full force and effect and are fully valid and enforceable.
(2) The Company has insurance policies that protect, with the scope that the Purchasers acknowledge and accept, the properties, the Real Properties, the Personal Properties, the assets, the personnel, the businesses and the operations of the Company. There is no default in any of such insurances, all of which are in full force and effect; all of the insurance premiums regarding the same that cover all the periods until the date herein have been paid. The Sellers have delivered to the Purchasers true copies of all of the insurance policies contracted by the Company, which are in force at the date of this Offer. There are no outstanding claims by or against the Company in relation to these insurance policies.
(3) In Annex 3.01 (j) (3) it is detailed the loss produced and informed to insurance companies during the last five years are detailed.
(k)	Labor and Social Security Issues: Collective Labor Agreement; Positions Open; Additional Benefits for Employees; Third Party Service Providers.
(1) The Company has complied with the labor, pension, social security and health and safety laws in force in the Argentine Republic, regarding the entirety of its employees. The Company has not definitely determinable or contingent liabilities in relation to said obligations. The Company does not have now personnel, since it has dismissed all of its personnel before the Closing Date
(2) Except for the indicated in Annex 3.01 (k)(3), there is currently no: (i) dispute between the Company and a union that have consisted of strikes or organized work stoppage; (ii) proceedings before a court or governmental office pleading a violation to the labor, pension, health and safety laws; (iii) joint sessions, labor conciliation or arbitration; (iv) complaints or charges for nonpayment of contributions to unions and medical schemes; (v) disputes on framework of personnel; and/or (vi) union dispute whatsoever.
(3) All the payments owed and inscriptions owed by virtue of the labor, pension and labors risks insurance legislation have been duly made, reserved or previsioned, not existing outstanding debts for said concepts at the Closing Date. Except as indicated in Annex 3.01 (k)(3), there are no claims for industrial accident, death, commissions compensation or any other social security issued, or labor problems that may be brought against the Company for its former or present employees, directors, or by any third party that in any character might have performed activities for the Company or for third parties in the real properties in which the Company carries out its operations.
(4) The Company has not hired employees under the age of 18 years, or in any other way that constitutes economic exploitation, or that may be dangerous. The Company has not employed compulsory labor, including but not limited to any work which is not done voluntarily or as a result of threat of force or punishment. The Company does not render illegal nor prohibited services.
(5) In Annex 3.01 (k)(5), are included all the employees that the Company had immediately before the Closing Date, their salaries, bonuses, positions and seniority.
(l)	Environmental Affairs
(1) The Company at present complies and, at all times prior to the Closing Date, has complied with all environmental laws and regulations.
(2) The Company has not received any notice on any resolution about any violation to environmental, safety and health laws. There is no present or potential claim or action, against the Company, with cause or grounds on regulations regarding hazardous waste, environment and industrial security applicable in each of the jurisdictions where it carries out its activities and where its assets are located. It has not been verified any fact that, as a consequence of the noncompliance with any applicable rule, could result in such claims or actions.
(3) The Company has the licenses and permits to operate.
(m)	Law Compliance.
     Except as provided in this Offer and/or its annexes, the Company’s activities are carried out in compliance with the applicable laws, decrees and/or regulations.
(n)	Litigations.
     In Annex 3.01 (n)(l) there is description of the suits, legal actions, administrative procedures or investigations, orders, judgments, precautionary measures, awards, resolutions or writ (all of them denominated “Litigations”) existing, and to the best of the Sellers knowledge, pending or imminent, brought by or against the Company, as plaintiff, main defendant, co-defendant or third-party subpoenaed, or that are related in any manner with its activities or with the transactions contemplated under this Offer. Besides the indicated Litigations in the mentioned Annex, there is no pending, to the best of the Sellers knowledge or have knowledge it is imminent, proceeding before any court or governmental entity that involves the Company and/or to the Sellers, where a judgment, decree, resolutions or disposition might have an adverse effect on the Company’s Shares, assets or business and/or on this purchase, or might impede the delivery and acceptance of this Offer, might turn into illegal the purchase contemplated herein , might cause the rescission of this purchase, or might require from Purchasers the dispossession of the Shares. There is no pending nor, to the best of the Sellers knowledge, these know that that any action or proceeding against the Company or the Sellers by any Governmental Authority alleging violations to the applicable provincial or local laws and provisions. There are no agreements for professional fees, or pending professional fees, costs, charges and/or other legal expenses pending of payment by the Company, except for the fees agreements listed in Annex 3.01 (n)(2).
     Without limiting the generality of the foregoing in the above Paragraph, the Sellers declare that there are no present or pending Litigations and/or claims of any nature or, to the best of the Sellers knowledge, or imminent, of the Company’s customers regarding the products they commercialize.

(ñ) Guarantees in Favor of Third Parties
     The Company has not granted guarantees, aval or bond, or assumed obligations or indebtedness in favor of Person. The Sellers have not knowledge of any situation, or the occurrence of any fact, that might arise in a claim against the Company, for liability by virtue of an expressed or implicit guarantee, that is not completely secured.
(o)	Agreements
     The agreements and legal relations listed in Annex 3.01 (o) are the only valid agreements (whether verbal or written) in which the Company is part and the Company is not in breach or unfulfillment of its obligations under the terms and conditions thereof. All of the agreements listed in Annex 3.01 (o) are valid, binding and enforceable pursuant to its terms. There are no agreements that the Company has entered into with its Affiliates or related parties. There are no agreements that the Company has entered into with its Affiliates or related parties. There are no agreements providing for change of direct or indirect control of the Company except for the stipulated in Annex 3.01 (o)(1).
(p)	Third party rights.
     Except for the stated in Annex 3.01 (p), the Company has not entered into any rental or lease, license, easement, commodatum or other verbal or written agreements granting rights to third parties with respect to any Company’s personal or real property. Except for the adverse possession action filed against the Company which copy is attached as Annex 3.01 (p)(a), any person or entity has the right to the possession or occupancy of any Company property, except as stipulated in Annex 3.01 (p).
(q)	Shareholders Agreements.
     There is no, regarding the Company, shareholders agreements, syndication agreements, parasocial agreements, purchase option, sale option, shares usufruct or other agreements, that the Sellers among them or some of the Sellers with a third party, or of the Company with a third party, limiting, encumbering or dismember the ownership or the transferability of the Shares and/or the rights attached to them.
(r)	Bank Accounts.

     All the Company bank accounts and the names of the authorized persons to operate in said accounts and draw checks thereof are listed in Annex 3.01 (r).
(s)	Powers of Attorney.
     Except for those contained in Annex 3.01 (s), there are no other powers of attorney in force authorizing to act, individually or jointly, in the name and on behalf of the Company. The revocation of all or some of the power of attorneys indicated in Annex 3.01 (s) shall not entitle any of the agents to claim any sum of money for any concept to the Company or its shareholders.
(t)	Unfulfillments.
     The Company is not in or has occurred any event of default, by which or for time elapsing or when being notified, or both, which might result in unfulfillment under any outstanding promissory note, trust agreement, mortgage, contract or agreement in which the Company is party or by which is related to, or under any provision of the Company’s articles of incorporation or by laws. The granting, acceptance and compliance with this Offer and the performance of the purchase contemplated herein shall not violate any provision, or constitute an unfulfillment, amendment, acceleration of any law, provision, precautionary measure or decision or any court, entity or Governmental Authority or court of arbitration or of any agreement, promissory note, security agreement, other agreement or act in which the Company or the Sellers are part or by which the Company or the Sellers are obliged to.
(u)	Debts and Credits with Affiliated parties
     The Company has no credits or debts, operations or agreements with the Sellers, the Affiliated parties (without including the Company in this definition) of and/or with companies related to the Sellers (without limitation, companies in which one or some of its direct or indirect holders of the Company is a shareholder, independently from the percentage it represents in the company in question and/or in which the Sellers exercise a dominant influence and/or companies in which any of its holders is director or manager of the Company and/or relatives, within the fourth degree of consanguinity, of its directors or managers or of the Sellers themselves).
(v)	Inventories; Credits; Agreements Forms.

     The Company inventories that appear in the Financial Statements are shown pursuant to valuation standards detailed in the notes added in the same and do not prejudice neither said valuation standards nor the GAAP. The Company’s credits are valid and constitute obligations legally payable to its respective debtors.
(w)	Declaration of truthfulness.
     No representation or warranties made by the Sellers in this Offer contains to the Closing Date any false statement on any fact, or omission of any fact that requires to be declared on said Closing Date necessary to prevent misleading declarations in this Offer.
(x)	Products.
     All the products manufactured and/or commercialized by the Company have the authorization, qualifications and certificates that the Purchasers acknowledge and accept. All the finished and semi-finished products, raw materials, supplies and other materials, in each case, related to the Company business, are of the quality that the Purchasers acknowledge and accept.
(y)	Carriers and Company Renderers.
     In Annex 3.01 (y)(1) there is a list of the natural and legal persons that the Company has hired to develop, sporadically and/or continuously, during the two (2) last years previous to the Closing Date or that they at present develop, in all the cases without limiting the range of products, the transportation of products for the Company (the “Carriers”). Except for the Carriers detailed in the Annex 3.01 (y)(1), there are no other third parties that have been hired by the Company that transport products of the Company. Likewise, in Annex 3.01 (y)(2) there is a list of the natural and legal persons rendering or having rendered services for the Company in the following items: food, security, cleaning, sowing, harvest and/or other agricultural tasks in general (the “Renderers”). Except for the Carriers detailed in the Annex 3.01 (y)(2), there are no other third parties that have been Renderers of the Company. Contracting with Carriers and the Renderers has been made pursuant to legally independent parties, liable for their own acts and of their agents and in compliance with the applicable regulations.
(aa)	Promissory Notes, Aval, Bond.

     The Company has not granted or signed promissory notes, aval o bonds of any type and specie guaranteeing third parties obligations including but not limited to the Company shareholders or its board members.
(bb)	Exchange Issues
     The Company has complied and complies with all the exchange regulations, including all such applicable to operations of export and import of goods (without limitation, the Company complies with all the regulations related to the repatriation of assets and presentation of reports to Central Bank of Argentina). There are no summary exchange proceeding nor any other type of exchange Litigations filed against the Company. Without prejudice of the before mentioned, it is informed in the Annex 3.01 (i)(5) the detail of the operations that still are recorded in registry of the Federal Administration of Public Revenues as unfulfilled, even though the Sellers state that there are no reasons to such recording by virtue of having complied with the regulations applicable to said operations.
(cc)	Dividends.
     The Company does not owe any sum whatsoever to the Sellers nor to any other Person for declared or outstanding dividends; the Sellers waive in any case to any claim for this concept.
(dd)	Rental Agreements.
     The Annex 3.01 (dd) enumerates all the rentals pursuant to which the Company is lessor, sublessor, lessee or sub lessee of any real property identifying in each case its location. The Company has not renewed nor has committed itself to renew none of the listed agreements.
(ee)	Licenses, authorizations.
       (1) The Company is, and has been substantially in compliance of the regulations applicable to it or its operation or businesses or to the property or use of any of its assets and has the licenses, authorizations, qualifications and/or other authorizations to carry out its present activity.

     (2) The Company has not received notification or communication whatsoever (whether oral or written) from any Governmental Authority or other person on any present, stated or possible violation of, or failure to comply with, any Legal Requirement, nor have reasons to believe that it may receive it in the future. By “Legal Requirement” it is understood any order, constitution, law, decree, ordinance, qualification, regulation, statute, or treaty, whether federal, provincial, municipal, foreign, international, multinational or administrative, as well as any award, decision, judicial requirement, order, resolution, or subpoena issued, made, pronounced by any judicial court, court, arbitrator or Governmental Authority.
     (3) To the best of the Sellers knowledge it has not occurred any event or existed any circumstance that (i) may constitute or result in a violation of any Legal Requirement by the Company, or (ii) may result in a Company obligation to commit itself to file, or of assuming all or a part of the costs of, any action for indemnification of any nature.
(4) Lack of any license and/or authorization shall not entitle the Purchasers to claim damages nor loss profits deriving from it, without prejudice that the Sellers shall be liable for the payment of penalty and/or any claim by the Governmental Authority.
SECTION FOUR
PURCHASERS´ REPRESENTATIONS AND WARRANTIES
ARTICLE 4.01 Purchasers’ Representations and Warranties
     The Purchasers represent and warrant jointly and severaly to the seller on the Closing Date that:
(a)	Constitution and requirements.
Each of the Purchasers is a company duly constituted in accordance with the laws of its original jurisdiction, with full power and authorities to deliver this Offer and which data are:
(1) Kadesh Hispania, S.L. is a sole proprietorship company duly established in the Kingdom of Spain, with main office in 14 Juan Vara Terán Street, Santa Cruz de Tenerife, Spain, and with Tax ID B-83953901 into effect. It was registered by virtue of Public Deed of April 1st, 2004 before Notary Public for the City of Madrid José Luis Martinez-Gil Vich, registered under the number 854 of its notarial records an registered in the Commercial Registry of Santa Cruz de Tenerife on Volume 2,649, Folio 170, General Section, Page TF- 3605, Record 1st and 2nd, and registered in the Public Commerce Register of the City of Buenos Aires under the terms of section 123 of Law 19,550, dated October 8th, 2004 under the Number 1,021, Book 57, Volume B of Estatutos Extranjeros [Foreign by-laws].
(2) Leterton España, S.L. is a sole proprietorship company duly established in the Kingdom of Spain, with main office in 14 Juan Vara Terán Street, Santa Cruz de Tenerife, Spain, and with Tax ID B-83979724 into effect. It was registered by virtue of Public Deed of April 29th, 2004 before Notary Public for the City of Madrid José Luis Martinez-Gil Vich registered under the number 1,121 of its notarial records an registered in the Commercial Registry of Santa Cruz de Tenerife on Volume 2,649, Folio 170, General Section, Page TF- 3605, Record 1st and 2nd, and registered in the Public Commerce Register of the City of Buenos Aires under the terms of section 123 of Law 19,550, dated October 8th, 2004 under the Number 1.020, Book 57, Volume B of Estatutos Extranjeros [Foreign by-laws].
(b)	Authorization.
The Buyers do not have, nor shall have at the Closing Date, any limitation or impediment to held or comply with this Offer. Neither this Offer execution or the compliance of its terms and conditions imply for the Purchasers unfulfillment ore breach of any law, decree, administrative resolution or judicial order, contract, authorization, certificate, license or other legal instrument, where the Purchasers are part or that the Purchasers are obliged or subject to.
(c)	Sufficient Powers.
(1) The Purchasers and its agents, regarding its actions in its name and behalf of the Purchasers, have at the Closing Date, the power and authority required to formulate, agree and subscribe this Offer and the remaining offers and documents related with herein, to obligate themselves the compliance, comply with the obligations assumed by the Purchasers under this Offer, and under the remaining offers and documents related herein, and to carry out the transactions contemplated in this Offer and/or in the remaining offers and documents related to herein, which have been duly authorized.
(2) This Offer, as well as any other Offer or documented related to herein, is or has been duly subscribed, granted, held by the Purchasers and/or its agents, and constitute or will constitute, as the case may be, a legal, valid and binding obligations for the Purchasers, legally enforceable pursuant all its respective terms.
(3) The granting, acceptance, compliance and execution of this Offer and of any other offer or document related to herein, does not require nor shall require that Purchasers obtain any other consent, waiver, authorization or approval of any person, entity or authority or Governmental or judicial Authority applicable to the Purchasers.
(4) The granting, acceptance and compliance of this Offer, and of any other offer or document related to herein, by the Purchasers: (i) does not violate any disposition of any regulation or law that the Purchasers may be subject to; (ii) does not violate or result in violation or unfulfillment or constitute grounds for termination, modification or total or partial expiration of any term or condition of any contract, agreement or settlement under which the Purchasers and any of its assets, would be obliged or reached; and (iii)does not violate any resolution, decision or judgment form any Governmental or judicial Authority applicable to the Purchasers.
(5) The Purchasers are not in default of payments, nor have requested for its reorganization proceeding neither its bankruptcy nor they have requests for bankruptcy.
(6) It does not result in the creation or imposition of Encumbrances on the Company and/or any of the Company’s assets and/or respective Shares, except for the Pledge.
(d)	Litigations and Obligations.
     There is no: (a) legal action, judgment, investigation or pending proceeding or that it is imminent against the Purchasers, of which the Purchasers have effective knowledge; (b) violation of laws or regulations; (c) obligation or liability; or (d) facts or circumstances, that the Purchasers have knowledge, in any case, that might result in any claim against the

Purchasers or in Purchasers obligations or liabilities that individually or jointly, (l) might reasonably be foreseen that would impede, delay or be in detriment of the Purchasers capacity to comply with its obligations under the terms of this Offer in any respect, or (2) might prejudice the validity or this Offer or the performance of the transactions herein specified.
(e)	Solvency.
     The Purchasers have enough funds and resources to face up to the payment obligations foreseen in the Offer. In the case of assignment pursuant to Article 7.13, the assignee Affiliate will have funds and resources enough to face up to the payment obligations foreseen in this Offer that in due course, after the assignment is produced.
(f)	State of the Ranch. Compliance with the Lease Agreement.
     The Purchasers declare to know the physical state and occupancy of the Ranch for having verified it prior to the Closing Date and that they receive it as it is, without right to claims of any nature. Likewise, they declare that Adeco Agropecuaria S.A. has fulfilled the totality of the provisions of the Lease Agreement dated July 15th, 2009 that relates it with the Company and that the real property object of said Lease Agreement has been exploited correctly during all the term of said agreement.
(g)	Declaration of truthfulness.
     None of the Purchasers representations or warranties made in this Offer contains or shall contain at the Closing Date any false affirmation on any fact, nor omits or shall omit at the Closing date to declare any fact that requires be declared in said Closing Date and that is necessary to avoid that declarations made in this Offer may be misled.
ARTICLE 4.02. Other Obligations of the Purchasers.
     Without prejudice of the remaining obligations assumed by the Purchasers under this Offer, the Purchasers assume the following obligations:
(a)	Information

     The Sellers shall be entitled to request the Purchasers, with a reasonable periodicity, to provide information on its shares in other companies.
(b)	Registry of resignation and appointment of directors
     The Purchasers shall be liable for filing and registering diligently before the Superintendence of Business Organizations the resignation and appointment of directors arising from the minutes referred to in Article 2.02 (a) (6), having in due time to credit and deliver a certificate of said registry to the Sellers.
(c)	Substitution of guarantees
     The Purchasers commit themselves to make their best efforts in order that the Company immediately after the Closing Date obtains the cancelation and/or substitution (by appointed Persons by the Purchasers) of all the guarantees and bank guarantees granted by the Sellers and/or by companies that the Sellers are shareholders of, as detailed in Annex 4.02 (c) (the “Sellers Guarantees”).
     Without prejudice of the foregoing, and independently of the result of the steps in charge of the Purchasers, they shall be liable towards the Sellers, and/or the companies, which the Sellers are shareholders, referred to in Annex 4.02 (c) of all liability, claim, contingency, demand, obligation, action, damage, prejudice, losses, fines, penalties, or expenses (including without limitation interests and punitive charges, reasonable attorneys fees and expenses) suffered or paid or to be paid as a result of, or arising of the Sellers Guarantees, provided that they are caused and produced after the Closing Date.
(d)	Labor obligations. Indemnity
     In case that, after the dismissal of the employees mentioned in the Annex 3.01 (k)(5) made by the Sellers before the Closing Date, the Purchasers re-employed any of them, some and/or all of them, the Purchasers shall be liable for any liability, claim, contingency, demand, obligation damage, prejudice, losses, fines, penalties, or expenses (including without limitation interests and punitive charges, reasonable attorneys fees and expenses) suffered or paid or to be paid as a result of, or arising from any claim filed by the employees mentioned in the Annex 3.01 (k)(5) committing themselves to hold harmless to the Sellers.

     The Sellers assume the costs derived from the dismissal of the Assigned Employees until the amount set forth in the Article 1.03 (b) of this Offer, sum that has already been deducted to the Sellers to the Closing Date. It is understood and agreed that the remaining costs of indemnification to the Assigned Employees, whichever its amount is, shall be exclusively faced by the Purchasers at the time they dispose of the dismissal of the Assigned Employees. However, the Sellers indemnity obligation subsists as foreseen in the Article 5.02 for any other labor, pension, social security, occupational accidents obligations and/or any other cause and/or contingency related to the Assigned Employees and were caused prior to the date the Assigned Employees were assigned.
(e)	Specific power of attorney to transact
     The Purchasers commit themselves in order the Company grants a special power of attorney (or maintains in effect some of the existent ones) in favor of whom the Sellers appoint, with the purpose of, within the term of 30 days as of the Closing Date, the Sellers may hold, on behalf of the Company (the “Transactional Agreements”).
     The eventual Transactional Agreements shall only be entered into if all the following conditions are met: (i) any engaged sum shall have to be fully cancelled by the Sellers at the time of entering into the Transactional Agreements; (ii) the Transactional Agreements shall not be able to imply the acknowledgement of facts or rights for the Company nor for the Purchasers, nor impose any charge or obligation exceeding of an exclusively economic acknowledgement that may be materialized and cancelled by the Sellers at the time of execution; (iii) any contingency or claim derived from the Transactional Agreements shall be exclusive responsibility of the Sellers, being obliged to hold the Company and the Purchasers harmless.
SECTION FIVE
DURATION OF REPRESENTATIONS AND WARRANTIES
INDEMNITIES
ARTICLE 5.01. Nature of the Representations
     To this Offer effect, the contain of all the Annexes, certificates and other documents incorporated herein, beside the representations and warranties made in this Offer, shall constitute likewise, representations and warranties made in this Offer by the Sellers, or by the

Purchasers, as the case may be. The Recorded Liabilities entered by the Sellers as well as the investigations, studies and inspections carried out, or to be carried out by the Purchasers and the results of it, shall not limit nor reduce the liability and obligation of indemnifying the Sellers Damages for its representations, warranties and other obligations herein under the terms set forth in the Article 5.02 of this Offer, except for the Discounted Liabilities. In the case of Discounted Liabilities, it is understood and agreed that the obligation of indemnifying in charge of the Sellers for the amounts effectively discounted shall not govern, being that if eventually the Purchasers and/or the Company had to pay amounts in excess of the Discounted Liabilities, said amounts in excess shall be considered as Damages or Indemnifiable Liabilities.
ARTICLE 5.02. Indemnity to Purchasers
     The Sellers jointly commit themselves to defend and hold harmless the Purchasers, its Affiliates, its successors and assigns, the Company, the officers, directors, administrators and employees of the Purchasers and the Company, from any liability, claim, contingency, demand, obligation, action, damage, loss, losses, fines, penalties or expenses (including but not limited to interests and punitive charges, reasonable attorneys fees and expenses) (the “Damages”) suffered or paid or to be paid as a result of, or arising out of:
a. (1) Unrecorded and/or declared liabilities of the Company in all the cases originated previous to the Closing Date (jointly the “Hidden Liabilities”), (2) Company’s liabilities of any nature originated previous to the Closing Date different from Hidden Liabilities, including in such case the reasonable attorneys fees and other expenses resulting necessary in order to cancel them; (3) the amounts that have to be paid in excess of the Discounted Liabilities, originated in Discounted Liabilities, including in such case the reasonable attorneys fees and other expenses resulting necessary in order to cancel them; and (4) the costs, expenses and in general any amount that have to be paid by the Company and/or the Purchasers in case of the occurrence of some, some and/or all the Reported Liabilities, including but not limited to the reasonable attorneys fees in which the Company and/or the Purchasers incur (1, 2, 3 and 4 jointly, the “Indemnifiable Liabilities”).
b. any inaccuracy of the Representations and Warranties contained in the Section III of this Offer which shall be expressly assumed by the Sellers as Damages;

c. obligations unfulfillment in charge of the Sellers under this Offer or its Annexes; and/or
d. third party claims that the Company may receive originated previous to the Closing Date.
     For the purposes provided in the items (a), (b), (c) and (d) above, the notifications that the Purchasers may send to the Sellers shall include the documentation, which is in power of the Purchasers, evidencing the existence of Damages or claims that may result in Damages.
ARTICLE 5.04. Presentation and Defense of Claims – Compensation
(a) Any of the Parties (the “Indemnifiable Party”) taking notice of the existing of a fact, claim, demand, Damage or Indemnifiable Liability that may result in an indemnity obligation by the other Party (the “Indemnifying Party”), shall have to notify it to the Indemnifying Party by reliable means within the shorter term of (1) the thirty (30) days of having noticed about said, fact, claim, demand, Damage or Indemnifiable Liability; or (2) existing a procedural term to be due, before having passed half of the respective term (the “Term of Claim Notification”), providing it all the available information and documentation that said Indemnifying Party may request regarding such fact, claim or demand. The Indemnifying Party shall have to take the necessary steps in order to make effective its indemnity obligation in respect to the other Party, which may also, at its own expense, take those other steps it considers appropriate for its defense.
(b) With promptness and, within the shorter term feasible, but in any case after: (y) ten (10) days that the Indemnifiable Party notifies the existence of a fact, claim, demand, Damage or Indemnifiable Liability; or (z) that half of the term to answer a third party claim has elapsed, the Indemnifying Party shall have to, by notification addressed to the Indemnified Party (i) acknowledge its acceptance with the claim and how the reparation will be made effective; or (ii) express upon well-founded reasons its objections to the claim. In case of silence once the term herein mentioned is due, it shall be considered that the Indemnifying Party has acknowledged tacitly the admissibility of the claim for a fact, claim, demand, Damage or Indemnifiable Liabilities and the subsequent right to compensation of the Indemnifiable Party.

(c) If the Indemnifying Party proceeds as stated in subheading (i) of the above paragraph (b), or a tacit acknowledge for silence is produced, it shall imply acknowledgment of the Damage, or of the Indemnifiable Liability, subject to indemnification obligation of the Sellers (in this case it shall be denominated as “Consented Deductions to the Purchase Price”) or the indemnification obligation of the Purchasers, as the case may be. In such case, the Indemnifying Party shall be entitled to conduct, control, by means of an attorney appointed by such Party and at its own expense, the defense and resolution of such action and the Indemnified Party shall have to cooperate with the Indemnifying Party regarding with the same; on the understanding that; (y) it shall permit to the Indemnifying Party the reasonable access, on business days, to the books and records necessary for the defense; (z) the Indemnifying Party shall keep the Indemnified Party permanently informed on the development of the action. However, it is expressly stated that (1) The Indemnifying Party shall not held any settlement with the effect of creating or imposing any encumbrance on the property or assets of the Indemnified Party and/or the Company without its prior consent; (2) the Indemnifying Party shall not consent a settlement not including as an unconditional term of it the granting of a full release from any obligation regarding said action filed against the Indemnifiable Party; (3) the Indemnifying Party shall permit the Indemnifiable Party to participate by advising on the conduction or settlement by means of attorneys appointed by the Indemnified Party, whose fees and expenses shall be at this Party own expense; and (4) the Indemnifying Party shall agree to reimburse the Indemnifiable Party the total amount for the Damage or Indemnifiable Liability, that would have not been subject to a previous Withholding, within the ten (10) Business days of having been notified the final decision or final arbitration award, or once reached a given transaction, that put an end to the referred action (except for the expenses assumed by the Indemnifiable Party in accordance with the previous Subheading (3)) or incurred by the Indemnifiable Party. The Sellers and/or the Purchasers compensation for the Damages as stipulated in Article 5.02 and/or 5.03 shall be full.
(d) On the contrary, if the Indemnifying Party proceeds as indicated in subheading (ii) of Paragraph (b) above, by objecting to the claim made by the Indemnifiable Party (in the case, the “Controverted Balance”), the Parties shall submit such controversy to the mechanism foreseen in Article 6.02 herein. In such event, if a third party claim arises, the defense of said claim shall be conducted by the Indemnifiable Party and chargeable to the Indemnifying Party, all subject to the arrived resolution upon the mechanism provided for in Article 6.02.

In that sense, the Indemnifiable Party shall be entitled to defend, answer and transact said action by exercising its reasonable discretion and the Indemnifying Party shall have, if needed, before the Indemnifiable Party, pay to the Indemnifiable Party –once resolved the controversy related to whether said claim constitute or not a Damage or Indemnifiable Liability subject to indemnity obligation of the Sellers or the indemnity obligation of the Purchasers, as the case maybe- the amount of any Damage or Indemnifiable Liability which indemnification is contemplated herein, with the five (5) Business days in which it is notified by this on the final judgment or award, or the transaction reached by the Indemnifiable Party. Delinquency shall result in automatic arrears by operation of law, without need of judicial or extrajudicial order whatsoever. In the event of delinquency, the Parties agree an interest of sixteen (16) annual per cent on the balance in Dollars, calculated as of the date of delinquency and until the date of effective payment.
(e) The payments foreseen in this Article 5.04 shall be made in cash with immediately available funds by means of bank transference, in accordance to the written instructions received from the Indemnifiable Party. Notwithstanding the payment obligation foreseen in the subheading (d) above, in the hypothesis in which the Indemnifying Party were the Sellers, and the Indemnifiable Party were the Purchasers, the Purchasers may, previous fulfillment of all the proceedings provided in the Section Fifth, withhold and/or compensate against any right that any of the Sellers may have against the Purchasers, including, without limitation, the First Price Balance, the Final Price Balance and/or the Adjusted Balance, against the owed amounts by them to the Purchasers. Alternatively, the Sellers acknowledge that the Purchasers may invoke the terms under this Article in order to practice the compensation, waving as of now the Sellers to oppose to said compensation.
(f) Without prejudice of the above mentioned, whenever the Indemnifiable Party were the Purchasers of the Company, the Purchasers may cause the Sellers obligation to indemnify for the Damages be made as efficiently as feasible from the legal, accounting and/or tax point of view and to that end, indicate to the Sellers the person who shall be the effective beneficiary of the reimbursement on the Damages incurred.
(g) The Sellers shall continue, at its own expense, with the defense of the lawsuits and claims listed in Annex 5.04, which is subject to the regime provided for in the Article 1.03(e)(3). Therefore, the Purchasers shall cause the Company grants and/or keep the powers in effect in favor of the professionals that the Sellers indicate. If, as a result of any lawsuit and/or claims listed in the Annex 5.04 resulted credits in favor of the Company, such amounts shall be in favor of the Sellers and may be cleared and satisfied in favor of these latter directly by the intervening professionals in the respective lawsuits and/or claims.
(h) No less than 30 days before the maturity of the First Price Balance and/or Final Price Balance, and in order to anticipate and negotiate any discrepancy that may arise between the Parties, the Purchasers shall resend a detail of the Deducciones Consentidas to the Purchase Price to the Sellers, applicable to First Price Balance and/or the Final Price Balance, the amount for the Saldo Consentido and for the Controverted Balance, by detailing the calculation for accrued interests at that date, if necessary (hereinafter, the “Price Balance Liquidation”).
(i) In the payment dates of the First Price Balance and/or of Final Price Balance, the Purchasers shall have to pay the First Price Balance and/or the Final Price Balance minus the Consented Deduction to the Purchase Price (the “Consented Balance”) and transfer the Controverted Balance to a bank account which ownership and joint order the Guarantee Agents shall have to open with a financial entity satisfactory to the Parties (the “Guarantee Account”). The Controverted Balance, together with the interests which might be generated in the Guarantee Account, shall be released in favor the Purchasers and/or the Sellers, as necessary, in the following cases; (i) against the delivery of the Guarantee Agents with copy of the arbitration award provided for in Article 6.02 (a), determining the amount of the Controverted Balance that must be released in favor of the Purchasers and/or the Sellers, as appropriate; (iii) prior to and/or regardless of said arbitration award, in any time by means of joint written instructions given to the Guarantee Agents by the Purchasers and /or the Sellers; and/or (iii) if one or more contingency is materialized included in the Controverted Balance deposited in the Guarantee Account, notwithstanding said contingencies be subject to the arbitration process as set forth in Article 6.02 (a), and the Purchasers and/or the Company must pay amounts for said contingencies, the amounts for the Controverted Balance object of the payment shall be released in favor of the Purchasers and/or the Company in order to face up to the expenses they may have to pay. The funds deposited in the Guarantee Account shall be invested in accordance with the joint written instructions of the Guarantee Agents.

ARTICLE 5.05. Duration and Limitations to the Indemnity Obligation.
     The indemnity obligations foreseen in this Section V shall exist and shall be enforceable as of the Closing Date and until the expiration of the following terms (provided that the claiming Party has not filed the respective claim prior to the maturity of said terms, in which case it will survive until the final and definitive ending of the respective claim
(a) the Sellers ´ indemnity obligations shall survive:
(1) for the term of legal statute of limitations in the case of: Damages or Indemnifiable Liabilities for unfulfillment or inaccuracy or lack of truthfulness of the Sellers Representations and Warranties in the Articles 3.01 (a), (b) and (c) herein.
(2) for the term of legal statute of limitations in the case of: Damages or Indemnifiable Liabilities related to Damages or Indemnifiable Liabilities arisen of fraudulent or intentional; or unfulfillment or inaccuracy or lack of truthfulness of the Sellers Representations and Warranties in the Articles 3.01 (h) herein.
(3) for the term of five (5) years as of the Closing Date in the case of any other Damage or not included Indemnifiable Liability in the subheadings (1) and (2) above.
(b) The Purchasers Indemnity obligation shall survive for the term of the legal statue of limitations.
SECTION SIX
APPLICABLE LAW AND DISPUTE RESOLUTION
ARTICLE 6.01. Aplicable Law.
     This Offer shall be ruled and construed under the provisions of the laws of the Argentine Republic.
ARTICLE 6.02. Dispute Resolution.
(a) Each and every dispute or controversy between the Parties arising from or related to the performance, construe, fulfillment or non-fulfillment of this Offer shall be referred to arbitration by one of the Parties, in agreement with the Amicable Dispute Resolution and Arbitration Rules of the International

Chambers of Commerce, (the “ICC Rules” and “ICC”, respectively) in order that such disputes be settled in a final and definite way by an arbitral tribunal composed of three (3) arbitrators. The parties agree that the award shall be the sole and exclusive solution for them in connection with any complaint, counterclaim or claim submitted to the arbitrators, regardless of its magnitude.
(b) One of the arbitrators shall be appointed jointly by the Sellers, another arbitrator shall be appointed jointly by the Purchasers and the third arbitrator shall be appointed jointly, by agreement of the Parties, or in case this agreement is not reached, within fifteen (15) days as of the appointment of the first arbitrators from the list of arbitrators located in Buenos Aires, by an appointing authority of the ICC pursuant to the ICC Rules.
(c) The Party referring a matter to arbitration shall notify its intention to the other Party in writing as provided under ICC Rules and such notice shall include the name of the arbitrator appointed by the notifying Party. If the other Party fails to appoint an arbitrator within thirty (30) days as of reception of notice of the other Party to refer the matter to arbitration, the second arbitrator shall be selected by the appointing authority of the ICC.
(d) The arbitration procedure shall be conducted in Spanish, pursuant to the ICC Rules. All those proceedings shall be held in Buenos Aires City, Argentina. The parties agree to facilitate the arbitration by (i) putting at the parties’ and the arbitrators’ disposal any documents, books, records and personnel under their control for examination, in accordance to what the arbitrators deem relevant for the dispute; (ii) scheduling the arbitration hearings, as far as possible, in consecutive and succeeding days: and (iii) observing strictly the terms provided by the ICC Rules or other arbitrators for the submission of evidence and written material.
(e) Any award involving money shall be paid in dollars freely transferrable and free of any taxes and deductions, in the bank accounts stated by the winning Party.
(f) Any decision or award by the arbitral tribunal shall be final and binding for the Parties to the arbitral tribunal. The Parties hereby waive, to the greatest extent permitted by law, any right to appeal or review of such decision or award by any other court or tribunal. The Parties agree that the award may be enforced against the Parties to the arbitral procedure or their assets wherever they may be and that a judgment based on such award may be enforced by any judge or court with jurisdiction over the Parties or their estate.
SECTION SEVEN
MISCELLANEOUS
ARTICLE 7.01. Notices.
     All of the notices served between the Parties shall be made in writing and in an irrefutable way, addressed to de domiciles stated here below:
     To the Sellers jointly:
Messers.
María Luisa Miguens
Carlos José Miguens
Cristina Teresa Miguens
Diego Fernando Miguens
Av. Del Libertador 498 piso 27 [street-number-floor]
Ciudad Autónoma de Buenos Aires [Buenos Aires City]
Telephone no. 54 11 5218 2333
Fax no. 54 11 5218 2332
Copy sent to:
Segal, Turner & Asociados
25 de Mayo 555 piso 2° [street-number-floor]
Ciudad Autónoma de Buenos Aires [Buenos Aires City]
Telephone no. 54 11 3311 4800
Fax no. 54 11 4311 0494
To: Ezequiel Segal / Carolina Strauch
To the Purchasers jointly:

Kadesh Hispania, S.L.
Leterton España, S.L.
Catamarca 3454 [street-number]
B1640FWB Martínez (Pcia. de Buenos Aires) [zip code-city-province]
To: Mariano Bosch / Emilio Gnecco
Telephone no.: (011) 4836 8600
Fax no.: (011) 4836 8639
Copy (which shall not be deemed a notice) sent to:
Marval, O ´Farrell & Mairal
Av. Leandro N. Alem 928, piso 7° [street-number-floor]
Ciudad de Buenos Aires
Telephone no. 54 11 4310 0100
Fax no. 54 11 4310 0200
To: Pablo Viñals Blake / Diego Krischcautzky
ARTICLE 7.02. Severability.
     Were any of the provisions contained in this Offer prohibited or held inapplicable in any jurisdiction, it shall be invalid in such jurisdiction to the extent of such prohibition or ruling of inapplicability, without invalidating the other provisions of this Offer. The prohibition or unenforceability held in any jurisdiction shall not invalidate such provision or its applicability in any other jurisdiction. In case the provisions of any law or regulation may be waived in connection with such prohibition or enforceability, the Parties hereby waive them to the greatest extent allowed by law, so that this Offer is deemed valid and binding, enforceable pursuant to its provisions.
ARTICLE 7.03. Communications to the Public.
     The Parties shall not make any announcement or communication to the public that is not mutually agreed in writing. An exception is made towards the announcement any of the Parties were legally obliged to make, where the text of such communications shall be agreed with the other party. In case of disagreement on the content of a publication, the reasonable criterion of the Party compelled to make that information public shall prevail.

ARTICLE 7.04. Confidentiality.
     All of the information exchanged by the Parties by virtue of the Offer is confidential, and shall remain as such except for that reaching public knowledge through a third party alien to this confidentiality clause or the Party furnishing the confidential information and/or when such information be requested by administrative or judicial authority duly commissioned for that and/or in case of dispute between the Parties arising from the construe, validity, fulfillment or non-fulfillment of this Offer.
ARTICLE 7.05. Costs and Expenses.
     Each of the Parties shall undertake the payment of taxes imposed in consequence of the transaction documented by this Offer. However, in case of application of the stamp tax, it shall be paid as follows: 50% (fifty percent) shall be defrayed by the Purchasers and 50% (fifty percent) shall be defrayed by the Sellers.
ARTICLE 7.07. Authorization to Sign Annexes.
(a) The Purchasers delegate to Messrs. Pablo Viñals Blake, Diego Krischcautzky, Andrea Verdasco, Mariano Morat, María Macarena García Mirri, Diego Pablo Enrique Giay, Paola Jelonche, Ignacio Terrera, María Noelia Reyes, Karina Lourdes Formoso, Mariana Celeste Mogoruza y/o Alejo Loitegui the signature, in their name and stead, of the Annexes of this Offer, with such purpose, they hereby empower and authorize irrevocably any of the before mentioned indistinctively to sign such Annexes. The foregoing delegation is accepted by the Sellers. It is hereby provided that the signature or initial of the before mentioned persons shall make the content of the Annexes of this Offer binding for the Purchasers, for the same term and with the same validity as the signatures of the Purchasers’ representatives who sign the main document.
ARTICLE 7.08. No Waiver
     The failure by any of the Parties to demand at any time the specific performance of the provisions of this Offer, shall not be construed as waiver of the provisions or rights of the Parties to subsequently demand the performance of each and every provision hereof.
ARTICLE 7.09. Marital Assent.

The married Sellers’ spouses sign separate notes in order to give their assent and acceptance to the sale of the Shares, in accordance with section 1277 of the Código Civil [Argentine Civil Code].
ARTICLE 7.11. Definitions.
     All of the capitalized words not defined herein shall have the meaning stipulated in Annex I hereto.
ARTICLE 7.12. Complete Agreement
     Upon acceptance, this Offer shall become the complete agreement between the Parties in connection with the operations and transactions provided herein, thus, it supersedes and annuls any other previous understanding.
ARTICLE 7.13. Assignment.
Neither of the Parties shall assign this Offer without express and written consent of the other, except for the right of the Purchasers to assign the rights of this Offer exclusively to other Affiliate companies of the Purchasers provided that: (i) the Affiliate accepts and agrees in writing to perform the provisions of this Offer; and (ii) the Purchasers give previous notice of the intended assignment to the Sellers.
SECTION EIGHT
PLEDGE OF CORPORATE STOCK
ARTICLE 8.01. Pledge of Posted Collateral
     (a) The Purchasers hereby create in favor of the Sellers a first degree privileged commercial pledge, without assigning political or economic rights, pursuant to the provisions of section 580 and subsequent sections of the Código de Comercio [Argentine Commercial Code] and section 219 of the Ley de Sociedades [Business Organizations Law] (the “Pledge”) on the amount of 600,000 common registered non-endorsable shares of stock, at $10.- [Argentine currency] par value each, entitled to 1 vote per share issued by the Company, representing 100% of its capital and votes, represented by stock certificates No.1, 2, 3, 4 and 5 (the “Pledged Stock”), as collateral for the fulfillment of Secured Liabilities.

     (b) For any legal purpose and in order to comply with the provisions of section 215, first paragraph, of the Ley de Sociedades [Business Organizations Law], the Purchasers shall notify the Company of the creation of the Pledge in favor of the Sellers.
     (c) The Pledge shall remain in force until the full performance of each and every Secured Liability. The Purchasers shall keep the Certificates with them until the Secured Liabilities have been completely cancelled.
ARTICLE 8.02. Pledge Extent
     (a) The Pledge created by this Offer shall reach, comprise and encumber all the shares the Company issues in the future in favor of the Purchasers, whether these shares were issued, without limitation, by swap, capital subscription, capital increase, irrevocable contributions on account of future subscriptions or contributions of any other kind, capitalization of the capital adjustment account, distribution of dividends in shares, reserves capitalization, revaluation or other accounts or any other distribution of paid-up shares, merger, spin-out and or any other procedure which in any way means a business re-organization of the Company, provided that it has been previously authorized by the Sellers pursuant to the provisions of Article 8.03 (hereinafter, the “Additional Pledged Stock”). It is understood that all the provisions in this Offer referred to Pledged Stock shall also comprise the Additional Pledged Stock.
     (b) The Purchasers agree, for the term of this Offer, to perform all those actions and take all those measures which may be necessary in order that at any time and under any circumstance, the Pledge Stock keep the same participation in the corporate capital and votes of the Company as on the one in effect on the date of this Offer.
ARTICLE 8.03. Purchasers’ Duties towards the Pledge. Restrictions.
     The Purchasers herby undertake the following duties:
     (a) Without the Sellers’ previous written consent, the Purchasers shall not: (i) create, undertake or allow the existence of any Encumbrance or option in favor of or any claim from any Person regarding any of the Posted Collateral, or any interest therein, except for the Encumbrance provided under this Offer, or (ii) sell, transfer, assign, swap, pledge, transfer in trust, grant usufruct, or in any other way dispose of or grant an option in connection with the Posted Collateral, or (iii) allow, for any reason and/or under any circumstance (whether by the rule of law and/or for any other reason), the disposal, pledge, transfer in trust, grant the usufruct, sale, transfer and/or assignment of the Posted Collateral or any right related thereto.
     (b) Without the Sellers’ previous written consent, the Purchasers agree that the Company shall not perform, resolve and/or decide on any of the actions specified ahead (i) any reimbursement and/or reduction of the corporate capital of the Company, except for compulsory reductions of capital; (ii) the spin-out, liquidation, termination and/or winding-up, merger and/or re-organization of the Company and/or any other procedure which involves cancellation and/or swap of Shares; (iii) sale, transfer, assignment, alienation and/or disposition of any kind of the Ranch, except that the sale proceedings be applied to the total satisfaction of the Price Balance; (iv) mortgage, create interest in real property and/or encumber in any way the Rural Establishment, except for what is provided under Article 8.03 (c); (v) indebt the Company for over Four Million Dollars (U$S 4,000,000). In case of transformation of the Company, the Purchasers shall request the Sellers’ previous authorization, which shall not be unreasonably refused.
     (c) Once the Purchasers have satisfied the First Price Balance, they shall be entitled to the Company’s creating a mortgage on the Rural Establishment as collateral to obtain a bank loan, multilateral lines or any line of credit and/or debt the Company may incur, which maximum amount (including capital and interests of all kind) shall in no way be over Six Million US Dollars (U$S 6,000,000), plus the sum of Four Million US Dollars (U$S 4,000,000) provided under Article 8.03 (b) (v).
     (d) In order to secure the fulfillment of the duties undertaken by the Purchasers under this Article 8.03, the original titles to property belonging to the Rural Establishment (altogether the “Withheld Title”) shall remain in custody of Notary Public Carlos M. D’alessio, which shall be released and delivered by the Notary in the following cases: (y) directly to the Notary of the bank the Purchasers appoint to obtain a mortgage loan, once the First Price Balance has been satisfied, pursuant to the provisions of Article 8.03 (c); or (z) to the Purchasers, against payment of the Final Price Balance, if the delivery of the Withheld Title was not previously requested by the Purchasers pursuant point (y).

     (e) To subscribe, fully pay-in and deliver to the Sellers, within 10 (ten) Business Days as of issuance, the provisional certificates and/or Share Certificates which represent the Additional Pledged Stock that for any reason may be issued to be added to the Pledge hereby created.
     (f) To deliver all the documents reasonably requested by the Sellers or those they may appoint in order to execute the pledge hereby created and to exercise the rights they are hereby entitled to.
     (g) Refrain from requesting partial release of the Posted Collateral until each and every Secured Liability has been satisfied as well as the duties herein undertaken by the Purchasers.
     (h) Keep the Sellers reasonably informed of the decisions made by the Company which may be related to the aspects referred to in Article 8.03 (b) so that they verify the proper performance of the duties and restrictions undertaken by the Purchasers, including but not limited to, the access to the Company’s corporate records. The cost of any information reasonably requested by the Sellers shall be afforded by the Sellers.
ARTICLE 8.04. Voting Rights. Economic Rights.
Except in case of Default, the Purchasers shall be entitled to exercise all the voting rights related to the Pledged Stock; it is herby provided, however, that no vote shall be made, no corporate right shall be exercised , nor shall any measure be taken that may adversely and materially affect the Posted Collateral or cause Default. The economic rights shall remain being held by the Purchasers until an award determines without appeal the incurrence in Default.
ARTICLE 8.05. Resources.
     In case of Default, the Purchasers shall be able to:
     (a) Resources. To exercise, besides all the rights and resources established in this Offer, all the rights and resources available in case of default provided under the Argentine laws. Without limiting the previous general statement, in such circumstances, the Sellers shall, without a demand of performance or any other demand, presentation, protest, publication or notice whatsoever being needed (except for any notice required by law) be able to sell the Pledged Stock in agreement with the procedure below described, at the Sellers discretion:
(y) at auction pursuant to section 585 of the Código de Comercio [Argentine Commercial Code], called by the Sellers, 10 (ten) business days in advance, through an advertisement published for 5 (five) days in one the following newspapers: Clarín, La Nación or Ámbito Financiero. The minimum opening price shall not be lower than the sums owed for First Price Balance and Final Price Balance or Adjusted Balance, or only the Final Price Balance or Adjusted Balance in case the First Price Balance has been paid off by the time of the auction, plus any costs, expenses, commissions, taxes and professional fees related to the auction and the sale of the Posted Collateral (the “Minimum Opening Price”). The price shall be paid cash. If no bids were submitted at the auction which were the same or higher than such Minimum Opening Price, the auction may be postponed for 10 (ten) running days and at such postponed auction the minimum opening price shall not be lower than fifty percent (50%) of the Minimum Opening Price. If no bids were submitted at this auction which were the same or higher than the fifty percent (50%) of the Minimum Opening Price, the auction shall be postponed for 10 (ten) running days and at such auction no minimum opening price shall be stated.
     The auction shall be conducted by the agent/s appointed by the Sellers. The Seller must be given notice of the first auction 10 (ten) running days in advance. Under no circumstance (not even at the postponed auction) shall the Pledged Stock be transferred at auction to the Purchasers or their Affiliates (as defined in the Stock Purchase Offer) at a price lower than the Minimum Opening Price; or
(z) by private sale, through a well-known international investment bank, in cash, on credit or for future delivery, and in any other way applicable laws permit. The Purchasers hereby expressly authorize the sale through operations negotiated privately, which may be performed at a price that is not lower than the Minimum Opening Price.

     In case of foreclosure, the Purchasers shall afford all of the costs, expenses, professional fees and/or, in general, any expenditure directly related to the foreclosure of the Pledge.
     (b) Resources — Powers of the Sellers. Without need of notice or publication, postpone any public or private sale or auction pursuant to section 585 of the Código de Comercio [Argentine Commercial Code], or decide that it is postponed by announcing so at the place and time settled for the sale or auction, and such sale or auction may be held at any time or place it has been postponed at. In case of sale of the Pledged Stock on credit or with future delivery, the Pledged Stock thus sold may be kept by the Sellers until the price for them has been paid by the buyer, but the Sellers shall bear no responsibility if such buyer fails to fetch and pays for the Pledged Stock thus sold and, if this is the case, such Pledged Stock may be sold again following any of the procedures provided under this Article 8.05.
     (c) Resources — Delivery of Posted Collateral. Once the price of the Pledged Stock has been paid by their buyer or buyers, the Sellers shall deliver the Pledged Stock to such buyer or buyers and the Company and the Purchasers hereby agree to make the corresponding entry in the Book of Stock Records and to take every measure and/or conduct every necessary procedure, at the Sellers’ discretion, to facilitate the foreclosure and delivery of the Pledged Stock.
     (d) Resources — Additional Guarantee. The Purchasers also agree to perform or order the performance of any other action necessary to facilitate such sale or sales of the whole or any part of the Pledged Stock, and so that such sale or sales are, pursuant to this Article 8.05, valid and binding and in agreement with all other legal requisite.
     (e) Resources — Additional Promise. The Purchasers promise and agree to execute and grant the documents which become necessary or convenient in order that such sale be conducted in agreement with the provisions of law.
     (f) Resources — Utilization of Proceedings. Once the sale has been performed, the Sellers shall utilize its proceedings this way:
(i) (a) first, to satisfy the interests of the costs and expenses both direct and incidental to the foreclosure and/or sale and/or auction of the Pledged Stock and then, to the costs and expenses both direct and incidental to the foreclosure and/or sale and/or auction of the Pledged Stock; (b) second, to satisfy the interests owed for the default in timely payment of the First Price Balance and/or the Final Price Balance or Adjusted Balance, depending on the case, (c) third, to the full or partial payment of the First Price Balance and/or the Final Price Balance or Adjusted Balance, depending on the case. Each one of the Sellers shall be entitled to perceive, in connection with the amount effectively recovered, the amount resulting from the application to this last sum of the percentage established in Annex 8.05 (f) hereof.
(ii) If the sale proceedings, once the costs and expenses of any kind incurred in connection with it have been deducted, or those incidental to the auction and sale, are higher than the amount of the First Price Balance and/or Final Price Balance or Adjusted Balance, the Sellers shall utilize such proceedings to satisfy all the First Price Balance and/or Final Price Balance or Adjusted Balance, whatever is appropriate and shall deposit the remnant in the account informed in writing by the Purchasers.
     (g) Resources — Compensation. In the hypothetical case that one of the Sellers became the buyer of the Pledged Stock within the remnant provided under this Article 8.05, once the corresponding expenses and taxes have been deduced, the net price obtained shall be compensated up to an amount equal to the total debt (including interests, expenses, commissions and other accessory costs owed).
ARTICLE 8.06. Release of Pledge.
     Once the Purchasers have satisfied all of the Secured Liabilites, the Pledge shall be extinguished and the Sellers agree to grant and deliver to the Purchasers the Certificates and all the documentation that may be reasonable in order to execute and evidence the extinction of the Pledge, including the notice to the Company pursuant to the provisions of section 215 of the Ley de Sociedades [Business Organizations Law].
     Understanding that the transaction proposed shall prove highly beneficial for both Parties, we greet you sincerely.

ANNEX 1
DEFINITIONS
I.A. Definitions.
     Notwithstanding the other definitions included in the Offer, the words that follow, when written in capital letter, shall have the meaning given below with the purpose of interpretation of this Offer:
“Pledged Stock” or “Posted Collateral” means 600,000 common registered non-endorsable shares of stock, at $10.- [Argentine currency] par value each, entitled to 1 vote per share issued by the Company, representing 100% of its capital and votes, represented by stock certificates No.1 to 8.
“Affiliate” shall mean, in connection with a Party, any company or other legal person in control or under control currently or in the future, directly or indirectly, of such Party or subjected to common control with such Party. In this sense a “controlled” Company shall be that in which another person or company, directly or by means of another company controlled in turn: (a) has participation by any title which grants the necessary votes to form the corporate will or (b) has dominant influence because of the special bonds existing between them.
“Guarantee Agents” means Equity Trust Company (Argentina) S.A. or JP Morgan Chase Bank N.A. Buenos Aires Branch Office, at the Sellers’ discretion, or the persons hereinafter appointed by the Sellers and/or the Purchasers to replace them.
“Government Authority” means the government authorities of the Argentine Republic with national, provincial or municipal jurisdiction and foreign government authorities, including without limitation, the CNDC, the CNZS and/or any other public entity, courts of law or administrative tribunals of the Argentine Republic or foreign countries.
“CNDC Authorization” means the authorization of the CNDC and the SCI of the transactions involved in this Offer, particularly the transfer of Stocks to the Purchasers.
“CNDC” means the Comisión Nacional de Defensa de la Competencia [National Commission of Competition Defense], the Tribunal Nacional de Defensa de la Competencia

[National Tribunal of Competition Defense] or the authority that in the future should replace it in its capacity of authority applying Law No. 25.156.
“CNZS” means the Comisión Nacional de Zonas de Seguridad [National Commission of Security Areas], reporting to the Ministerio del Interior [Domestic Affairs Ministry] of the Argentine Republic.
“Taxation Matters”, “Tax” or “Taxes” mean any taxes, including income (net or gross) and gross income taxes, taxes on utilities, alternative or accessory taxes, taxes on assets, privileged taxes, taxes on licenses, on capital, on stock capital, on intangible assets, on services, on premiums, on transfers, on use, ad-valorem and value added taxes, taxes on the list, on salaries, on the use of natural resources, on labor and social charges, retirement and professional taxes, taxes on property (personal or real), on extraordinary earnings and on imports, indirect, customs and stamp taxes, taxes on retentions or estimated taxes, on rates, contributions, tributes, retentions or tax like governmental charges, including all the taxes to be collected and paid to any government agency in the name of third parties (including obligations arising from the capacity of retention agent, perception agent, substitute responsible, commission agent or intermediary, etc.), including in every case, any interests, adjustments, penalties or overcharges thereof.
“hereof “, “herein” and “hereunder” refer to the whole of the Offer, not to the Section, Article or Annex where they are used.
“Dollar”, “Dollars”, U$$ and “US$” mean the currency of the United States of America.
“Business Day” shall mean any day that is not a Saturday, Sunday or banking holiday in the Argentine Republic or in the United States of America.
“Material Adverse Effect” means any change, effect, fact, circumstance or event which, individually or considered together with the other changes, effects, facts, circumstances or events occurred prior to the date of occurrence of such Material Adverse Effect is or may be materially adverse for the assets, the economic-financial condition of the Company and/or for the profits of the Company.
“Closing Date” means the date of acceptance of this Offer.

“GAAP” means the generally accepted accountancy principles in the Argentine Republic jurisdiction, in accordance with the rules of the Federación Argentina de Consejos Profesionales de Ciencias Económicas [Argentine Federation of Professional Associations of Economic Sciences].
“Encumbrance” means any pledge, usufruct, interest in personal or real property, charges, mortgages, attachments, encumbrances, liens, third parties contractual rights, trusts, options and restrictions of all kind to use and/or disposal of goods in favor of third parties either legal persons or individuals.
“Default” means the occurrence of any fact, action or omission which amounts to default under the provisions of this Offer or of the Secured Liabilities, having this default been determined without appeal by final award of the arbitral tribunal established in Article 6.02 hereof, except for the following case in which the Default shall be automatically produced, by maturity of the terms agreed, without requiring its determination from the arbitral tribunal established in Article 6.02 hereof: Non-payment on due date of the First Price Balance and/or Final Price Balance, of the Consented Balance in the Sellers’ Bank Accounts and of the Controverted Balance in the Guarantee Account.
“Ley the Sociedades [Business Organizations Law]” means Law No.19.550 and those which amend it.
“LIBOR” means the rate of interest “12 Month Libor” (London Interbank Offered Rate) appearing at 11.00 London time approximately or at first time available after this on the Closing Date’s eve, at the website www.bankrate.com.
“Secured Liabilities” means the group of: (i) the obligation of payment of the First Price Balance and the Final Price Balance or Adjusted Balance as they have been undertaken by the Purchasers, and subjected to eventual adjustments or retentions pursuant to the provisions of Article 1.02, Article 1.03 and concordant ones of the Offer and (ii) the duty of the Purchasers to substitute the collaterals in agreement with the provisions of Article 4.02 (c).
“Discounted Liabilities” means the total amount of liabilities enumerated in Annex 1.03 (d), for the reasons and up to the amounts there mentioned. Any costs, expenses, reasonable lawyer ´s fees and in general any amount in excess that must be paid for the reasons and matters comprised in the Discounted Liabilities after the Closing Date, shall be subjected to the indemnity obligation of the Sellers provided under Article 5.02.
“Banking Liabilities Assumed” has the meaning given to it in Article 1.03 (a).
“Reported Liabilities” or “Reported Liabilities” has the meaning given to it in Article 1.03 (f).
“Person” means any individual, general partnership, corporation (including a company organized as a trust), limited partnership, trust, association, joint venture, joint stock company or other entity, or a government or any political subdivision or agency thereof.
“Intellectual Property” means all the trademarks, brand names, service brand names, right on industrial designs, utility models, copyright and patent rights and the requests thereof which belong to the Company or that have been granted to it by virtue of a license.
“SCI” means the Secretaría de Comercio Interior [Domestic Trade Secretary], reporting to the Ministerio de Economía [Ministry of Economy] of the Argentine Republic.
“Subsidiary” means in connection with any Person, a company in which such Person holds 50% or more of the votes issued by that company.
“Certificates” mean the certificates that represent the Pledged Stock.
“Sellers” means Carlos José Miguens, Cristina Teresa Miguens, María Luisa Miguens and Diego Fernando Miguens.
     I.B. Interpretation.
     (a) The headings used in the Offer are merely indicative and in no way affect the extension and scope of the respective provisions, or the rights and duties undertaken by the Parties by virtue thereof;
     (b) If the context requires so, the words in the singular include the plural and vice versa, and the ones in the masculine or neuter gender include the masculine, the feminine and the neuter gender.

     (c) The references to Articles, Sections and Annexes included in this Offer shall be understood (except otherwise provided) as references to Articles, Sections and Annexes in the Offer.

NOTARIAL RECORD
F 005855568
Buenos Aires, August 23rd 2010.- In my capacity of Notary Public, associated to Notarial Register no. 200 of the Federal Capital City.-
I HEREBY CERTIFY: The signature appearing on the document attached hereto, the certification request of which is simultaneously complied with by RECORD no. 118 of BOOK no. 004, is/are set before me by the person/s whose name/s and identity document/s are mentioned here below as well as his proof of identity. Mariano BOSCH, D.N.I. No. 21.155.420, identified by means of the identification of the corresponding document sub-section c) section 1002 of the Código Civil [Argentine Civil Code]. He states to be acting in his own name and in his capacity of attorney of “ LETERTON ESPAÑA SL.” AND “KADESH HISPANIA SL.” companies duly organized in accordance to the laws of Spain.- Special seal required F005855568.- over scraped: KADESH, valid.
[Signature]

NOTARIAL RECORD
In my capacity of Notary Public Associated to Register 1503.-
I HEREBY CERTIFY that the document attached, issued in seven page/s, which I officially sign and seal, is a/are TRUE COPY/IES of the original one, which I have before me, I attest.-
Buenos Aires, December 3rd 1999.-